EXHIBIT 10.5B

FPSO OPERATING AND MAINTENANCE AGREEMENT

for

FPSO HULL NO. 2284

KIKEH FIELD, BLOCK K

OFFSHORE SABAH, MALAYSIA

between

MALAYSIA INTERNATIONAL

SHIPPING CORPORATION BERHAD

and

MURPHY SABAH OIL CO., LTD.

CONTRACT NUMBER

Murphy/Kikeh/K003B

TABLE OF CONTENTS

1.	DEFINITIONS		2
2.	THE FPSO AND MANAGEMENT		18
	2.1.	Documentation, Management, Manning, Operation, Supervision and Maintenance	18
	2.2.	Standard of Services	18
	2.3.	Schedule of Responsibilities	18
	2.4.	Structural Alterations	18
	2.5.	Contractor Obligations	19
	2.6.	Specifications	19
3.	DELIVERY, REDELIVERY AND SURVEY		19
	3.1.	Delivery	19
	3.2.	Redelivery	19
	3.3.	Redelivery Survey	19
	3.4.	Deliverables	20
4.	CONTRACTOR’S OBLIGATIONS		21
	4.1.	Timely Performance	21
	4.2.	Performance of the Services	21
	4.3.	Contractor Personnel	22
	4.4.	Safety of Contractor’s Personnel	23
	4.5.	Drug and Alcohol Policy	24
	4.6.	General Management and Operating Responsibilities	24
	4.7.	Compliance with Laws	25
	4.8.	Reports and Communications	25
	4.9.	Engine Logs and Records	25
	4.10.	Performance Data	26
	4.11.	Contractor Guarantee	26
	4.12.	Deliverables	26
	4.13.	Operations Manuals	26
	4.14.	Documentation	26
	4.15.	FPSO Operations Affecting Processing of Crude Oil	27
	4.16.	Compliance	27
	4.17.	Entry and Departure Authorizations	27
	4.18.	Evidence of Authorizations, Approvals, etc.	27
	4.19.	Rate Savings	28
5.	MAINTENANCE, REPAIR AND DRYDOCKING		28
	5.1.	Machinery and Hull	28
	5.2.	Maintenance and Repair	28

	5.4.	Minimal Interruption/Annual Maintenance Allowance	29
	5.5.	Actual Hours Worked	30
	5.6.	No Adjustment of Fixed Fee	31
	5.7.	Drydocking Due to Contractor Breach	31
	5.8.	Inspections/Tests	34
	5.9.	Company’s Inspection Rights	34
	5.10.	Company Notification	34
	5.11.	Contractor to Remedy Defects	34
	5.12.	Equipment Replacement	34
	5.13	FPSO Assistance	35
6.	ADDITIONAL CONTRACTOR FURNISHED PERSONNEL		35
7.	COMPANY OBLIGATIONS		35
	7.1.	Company’s Instructions	35
	7.2.	Consents and Approvals	35
	7.3.	Company Assistance	36
	7.4.	Company Costs	36
	7.5.	Company Supplied Items	37
	7.6.	Company Guarantee	37
8.	TITLE TO SPARE PARTS		37
	8.1.	Company Property	37

i

	8.3.	Procedures on Termination	37
9.	USE OF THE FPSO		38
	9.1.	Use	38
	9.2.	Company’s Lay Up Rights	38
	9.3.	FPSO Relocation	38
	9.4.	Third Party Oil	38
10.	TERM OF AGREEMENT		39
	10.1.	Commencement Date/Term	39
	10.2.	Early Termination	39
	10.3.	Renewal Options	39
	10.4.	Compensation	39
	10.5.	Extended Term	39
11.	RELATIONSHIP OF THE PARTIES		39
	11.1.	Independent Contractor	39
	11.2.	No Authority	40
	11.3.	Control of FPSO	40
	11.4.	Compensation Adjustment/Change of Law	40
	11.5.	Indemnity as to Contractor Personnel Wages	40
	11.6.	Supervision and Control	41
	11.7.	No Mineral or Hydrocarbon Deposit Rights	41
	11.8.	No Exemption from Health, Safety and Environmental Laws	41
	11.9.	Control of Crude Oil Production	41
12.	REPRESENTATIONS AND WARRANTIES		41
	12.1.	Contractor Fully Informed	41
	12.2.	Other Representations and Undertakings of Contractor	42
	12.3.	Company Representations and Warranties	44
13.	VARIATIONS		45
	13.1.	Generally	45
	13.2.	Company’s Request for Variation	46
	13.3.	Variation Proposal	46
	13.4.	Contractor’s Variation Proposal; Variation Order	47
	13.5.	Increase in Compensation	47
	13.6.	Variation Order Costs	47
	13.7.	Implementation of Variation Order	47
	13.8.	Written Authorization	48
	13.9.	Alteration and Installation of Additional Equipment	48
	13.10.	Company’s Right of Audit	48
	13.11.	Variation Order Procedures and Formats	48
14.	CONTRACTOR COMPENSATION		48
	14.1.	Attachment B	48
	14.2.	Fixed Fee Adjustment; Downtime; Shutdown	48
15.	REIMBURSABLE COSTS AND TIME RATES		51
16.	MANNER OF PAYMENT		51
	16.1.	Procedures	51
	16.2.	Commencement and Cessation of O&M Compensation	54
	16.3.	Failure to Pay	54
	16.4.	No Payment Delays	54
	16.5.	Invoice Disputes	54
	16.6.	Contractor’s Invoices	55
	16.7.	Change in Payment Instructions	55
	16.8.	Payment Currency	55
	16.9.	Excess Shutdown	55
	16.10.	Adjustments	56
	16.11.	No Obligation	56
17.	AUDIT		56
	17.1.	Audit Rights	56
	17.2.	Survival of Audit	57
18.	LIENS		57
	18.1.	No Liens	57
	18.2.	Payments	57

	18.3.	Liens Arising by Operation of Law	57
	18.4.	Contractor Discharge of Encumbrances	58
19.	HEALTH, SAFETY AND ENVIRONMENTAL OBLIGATIONS		58
	19.1.	Contractor Representations and Warranties	58
	19.2.	Safe Work Environment	58
	19.3.	Contractor’s Safety Program	58
	19.4.	Helicopters/Marine Traffic	58
	19.5.	HS&E Regulations and Procedures	58
	19.6.	FPSO Terminal Operations Manual	59
	19.7.	Contractor Compliance	59
20.	TAXES		59
	20.1.	Taxes and Duties	59
	20.2.	Statutory Exemptions	60
	20.3.	Company’s Tax Indemnity	60
	20.4.	Contractor’s Tax Indemnities	60
	20.5.	Certain Malaysian Tax and Customs Duties Requirements	61
	20.6.	Tax Savings	63
21.	CONFLICTS OF INTEREST		64
	21.1.	Commissions/Fees	64
	21.2.	Corrupt Payments	64
	21.3.	Claims	64
22.	TITLE TO THE FPSO		64
23.	PARTY REPRESENTATIVES AND PERSONNEL		64
	23.1.	Contractor Representative	64
	23.2.	Company Representative	65
24.	TERMINATION		65
	24.1.	Termination by Company	65
	24.2.	Other Company Termination Rights	66
	24.3.	Contractor Termination Rights	68
	24.4.	Article 32 Termination	69
	24.5.	Contractor’s Material Breach - Procedures	69
	24.6.	Termination Procedures	69
	24.7.	Redelivery of FPSO	70
	24.8.	Demobilization Costs	70
25.	ASSIGNMENT AND SUBCONTRACTING		70
	25.1.	Company Assignment	70
	25.2.	No Release of Prior Liability	71
	25.3.	Assignment to Affiliate of Contractor	71
	25.4.	Novation Agreement	71
	25.5.	Company’s Right to Review Subcontracts	72
	25.6.	Breach of Agreement by Contractor or Subcontractor	72
26.	PATENT INDEMNIFICATION		72
	26.1.	Contractor’s Indemnification Obligations	72
	26.2.	Company’s Indemnification Obligations	73
	26.3.	Intellectual Property Ownership and License	73
	26.4.	Improper Use	73
27.	INDEMNITIES AND LIABILITIES		73
	27.1.	Indemnification	73
	27.2.	Contractor Group Personnel Personal Injury	75
	27.3.	Company Group Personnel Personal Injury	76
	27.4.	[Intentionally Left Blank]	76
	27.5.	Pollution Loss	76
	27.6.	Wreck Removal	77
	27.7.	Intentionally Left Blank	77
	27.8.	No Consequential Damages	77
	27.9	Intentionally Left Blank	77
	27.10	Third Party Liability	77
	27.11.	Both-to-Blame Collision Clause	79
	27.12.	General Average	79
	27.13.	INDEMNITIES ABSOLUTE	79

	27.14.	Indemnities Covered by Insurance	80
	27.15.	No Reimbursement	80
	27.16.	Survival of Indemnification	80
28.	INSURANCE		80
	28.1.	General	80
	28.2.	Policy Provisions with Respect to all Policies and Coverages.	81
	28.3.	Insurances and Coverages	82
	28.4.	Other Required Insurance Provisions, Limits and Coverages	84
	28.5.	Insurance Proceeds.	85
	28.6.	No Duplication	85
	28.7.	No Reimbursement	86
29.	REQUISITION OR SEIZURE		86
	29.1.	Government Action.	86
	29.2.	Indemnification.	86
30.	ACTUAL OR CONSTRUCTIVE TOTAL LOSS		87
	30.1.	Total Loss Termination	87
	30.2.	Removal of Wreck and/or Debris	87
	30.3.	Mitigation of Company’s Exposure	87
31.	RISK ZONE		87
	31.1.	Dangerous Location	87
	31.2.	Increase in Costs	88
	31.3.	Risk Zone Payments	88
32.	FORCE MAJEURE		88
	32.1.	Force Majeure	88
	32.2.	O&M Compensation During Force Majeure	88
	32.3.	Force Majeure Termination Rights	89
	32.4.	Contractor’s Force Majeure Termination Right	89
33.	HOST COUNTRY REQUIREMENTS		90
	33.1.	Citizens of Malaysia	90
34.	NOTICES		91
35.	CONFIDENTIAL INFORMATION AND DATA		92
	35.1.	Confidential Information and Data	92
	35.2.	Reciprocal Provisions	93
	35.3.	Press Releases; Announcements	93
	35.4.	Confidentiality Provisions Survival	93
36.	ENGLISH LANGUAGE AND INTERPRETATION		93
	36.1.	Communications	93
	36.2.	Headings	93
	36.3.	Singular/Plural	93
	36.4.	Gender	93
37.	APPLICABLE LAW AND ARBITRATION		94
	37.1.	Governing Law	94
	37.2.	Dispute Resolution	94
	37.3.	Small Disputes	96
	37.4.	No O&M Compensation	96
	37.5.	Arbitration Provisions Survive	96
38.	ENTIRE AGREEMENT		96
	38.1.	Entirety	96
	38.2.	Failure to Perform	96
39.	SURVIVAL		96
40.	SUCCESSORS AND ASSIGNS		96
41.	WAIVER; CUMULATIVE REMEDIES		97
	41.1.	No Waiver	97
	41.2.	Waiver in Writing	97
	41.3.	Powers Cumulative	97
42.	PARTIAL INVALIDITY		97
43.	MODIFICATIONS		97
44.	EXECUTION BY FACSIMILE AND/OR COUNTERPARTS		97
	44.1.	Facsimile Signatures	97
	44.2.	Counterparts	98

45.	RIGHTS OF THIRD PARTIES		98
46.	CROSS REFERENCES		98
47.	MISCELLANEOUS		98
	47.1.	General Provisions	98
	47.2.	General Survival	98
	47.3.	Waiver of Sovereign Immunity	98

v

FPSO OPERATING

AND MAINTENANCE AGREEMENT

This FPSO Operating and Maintenance Agreement (together with all of the Attachments appended hereto, this “Agreement”) is made and entered into as of the 31st day of January, 2005.

BETWEEN:

MURPHY SABAH OIL CO., LTD., a company incorporated under the laws of The Bahamas and having a place of business at the address set forth in Article 34 hereof (referred to as “Company”).

and

MALAYSIA INTERNATIONAL SHIPPING CORPORATION BERHAD a Malaysian company with its registered office at the address set forth in Article 34 hereof (referred to as “Contractor”).

In addition to the main body of this Agreement, this Agreement consists of the following parts, all of which are appended hereto:

-

WHEREAS, Company, as “Charterer”, and Contractor, as “Owner” have, concurrently herewith, entered into the FPSO Charter Contract (as hereinafter defined), for the design, construction, refurbishment and charter of the FPSO (as hereinafter defined) to be moored at the Kikeh Field located in Block K, offshore Sabah, Malaysia; and

WHEREAS, Company and Contractor have agreed that Contractor shall perform the Services (as hereinafter defined) in respect of the FPSO, all as more fully set forth in this Agreement; and

WHEREAS, Company and Contractor desire to enter into this Agreement to govern their respective rights, duties and obligations in respect of the performance of the Services.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, IT IS AGREED as follows:

1.	DEFINITIONS

The following definitions shall be used for interpreting this Agreement. There are also definitions provided elsewhere in this Agreement that shall also be used for the purpose of interpreting this Agreement.

Accrued Fixed Fee	Shall mean the total amount of the Daily Fixed Fee due Contractor, if any, which accrues on a Day by Day basis during the Fixed Fee Accrual Period.

Accrued O&M Compensation	Shall mean the Accrued Fixed Fee and the First and Second Accrued Reimbursables.

Actual Flow Rate	Shall have the meaning given to it in Clause 14.2.

Additional Equipment	Equipment for the FPSO that is provided and owned exclusively by Company, including but not limited to Company Supplied Items (except the DTU, the Fluid Transfer Lines, Riser Facilities and Umbilicals), Subsea Related Equipment and Company Communications Equipment, but expressly excluding the FPSO.

Affiliate(s)	In relation to any Person, any entity (incorporated or unincorporated) that controls that Person, is controlled by that Person or is controlled by another entity which also controls that Person, and, “control” and “controlled” means a shareholding (or voting right) of greater than fifty percent (50)% of another entity, provided that any joint venture entity (whether incorporated or unincorporated) between any entity or joint venture in which both Contractor and IHC, Inc. S.A. or their Affiliates, has any interest shall be deemed to be an Affiliate of Contractor irrespective of the percentage interest therein held by either Contractor or IHC, Inc. S.A.

Agreed Interest Rate	A floating interest rate, compounded monthly, equal to two percentage points (2%) per annum above LIBOR.

Annual Budget	Shall have the meaning ascribed thereto in Part A Section I.B.1 of Attachment B.

Annual Maintenance Allowance	The time allowed for maintenance and repairs of the FPSO, in any contract year of the Term, during which O&M Compensation shall be payable regardless of any Shutdown, as set forth in Clause 5.4, which shall be calculated with respect to a percentage equal to of the total time (in hours) that exists in the eight (8) contract years of the Primary Term, or that exists in the three (3) contract years of any Secondary Term, and which shall be allocated as per the Annual Maintenance Allowance Schedule pursuant to the terms of Clause 5.4.

Annual Maintenance Allowance Schedule	Shall have the meaning given to it in Clause 5.4(i) through 5.4(iii).

Assessment	Shall have the meaning ascribed thereto in Attachment B.

Attachment	Shall mean an attachment to this Agreement.

Best Efforts	All efforts having the highest likelihood of accomplishing their intended purpose in light of (i) the ability of the Party charged with exercising such efforts to take such action and (ii) the justifiable expectations of the Party to which the benefit of such efforts will accrue, if successful.

Bonus	Shall have the meaning ascribed thereto in Attachment B.

Business Day	Means a Day on which banks are open for business in Malaysia.

Charter	The FPSO Charter Contract by and between Owner and Charterer.

Christmas Tree	The system of pipes, valves, gauges and related equipment, located on and around the DTU or attached to any subsea wellheads, that controls the flow of Crude Oil, gas and other hydrocarbons produced from, and the flow of water and gas injection to, the Wells.

Claims	All claims, losses, liabilities, suits, demands, judgments, and causes of action of any kind

(including, but not limited to, those for bodily injury, illness, loss of consortium, death, property damage, loss or destruction, and wrongful termination of employment) in any way arising under or relating (directly or indirectly) to: (i) this Agreement; (ii) any subcontract or other agreement executed in connection herewith; or (iii) the operation of the FPSO or any helicopter, tanker, shuttle tanker, supply or crew boat or other vessel used in connection with the Services or with respect to the operations of the FPSO, including, without limitation, claims for any and all damages (including, without limitation, punitive and exemplary damages), expenses, bonding fees, penalties, assessments, costs (including, without limitation, attorneys’ fees and other legal costs and expenses), and losses, and whether asserted by either Party or an injured Person (as to personal injury or property damage) or such Person’s spouse, heirs, survivors or legal representative, or those Persons or entities entitled to assert claims on account of bodily injury, illness, loss of consortium or support, death, or damage to or loss of personal property, and irrespective of whether any of same arises in contract, tort or strict liability.

Classification Society	American Bureau of Shipping (“ABS”) or another equivalent body agreed by the Parties in writing.

Closing	Shall have the meaning ascribed thereto in the Charter.

Commercial Operations	The production, receiving, storage and processing of Crude Oil, the processing and compression of natural gas, injection of water into the Wells and storing and off-loading of Processed Oil in accordance with the Specifications and the Classification Society’s FPSO Classification certificate.

Company Communications Equipment	Certain equipment owned by Company to be installed by Contractor for ship to shore communications, satellite transmissions, fax transmissions and other similar communications equipment required by Company for communicating and transferring voice, videos, data and information.

Company Group	Any or all of Company and its respective Affiliates, any Co-Venturer, its and their contractors and subcontractors and the Personnel of any entity mentioned above; but excluding Contractor Group and excluding Petronas and any other Government entity or instrumentality party to the PSC (other than Petronas Carigali SDN BHD, which shall be considered part of Company Group).

Company Guarantee	The guarantee of Company’s performance under this Agreement given by Company Guarantor, the form of which is appended as Attachment G-2 and referenced in Clause 1.1(a)(v) and Clause 3.4(v).

Company Guarantor	.

Company Property	All equipment, property, facilities, vessels, if any, consumables, materials of Company Group (whether owned by Company Group or owned by or leased or rented from Third Parties), including, without limitation, the Additional Equipment, the Wells, Christmas Tree, Riser Facilities and Umbilicals, and the Crude Oil and Processed Oil on board the FPSO, regardless of whether the Crude Oil and Processed Oil is owned by Company and the Co-Venturers, the Government or a Third Party, the Fluid Transfer Lines and the DTU.

Company Representative	Such person as Company shall designate from time to time (or any other member of Company Group appointed by Company or such Person to be such Person’s alternate), who shall carry out technical and administrative co-ordination of the duties of Company as set out in Clause 23.2, and who shall be entitled to be and remain on the FPSO at any time.

Company Supplied Items	Such information, services and equipment, including the Additional Equipment, for which Company shall have the responsibility to provide to Contractor as set forth in Attachment B or elsewhere in this Agreement.

Contract Date	The date of this Agreement as first set forth above in the preamble to this Agreement.

Contractor Group	Any or all of Contractor, its Affiliates, Contractor’s Personnel, representatives and agents and the Subcontractors and any contractors (including their subcontractors) of Contractor’s Subcontractors and the Personnel of any Person mentioned in this definition, other than Petronas or any other Government entity or instrumentality party to the PSC.

Contractor Guarantee	The guarantee of Contractor’s performance under this Agreement given by Contractor Guarantor, the form of which guarantee is appended as Attachment G-1 and referenced in Clause 3.4(v) and Clause 4.11.

Contractor Guarantor	.

Contractor Property	All equipment, property, facilities, consumables, materials, including Contractor Supplied Items, (whether owned, leased or rented) of Contractor Group, including, without limitation, the FPSO.

Contractor Representative	Such person as Contractor shall designate from time to time in writing, who shall carry out technical and administrative co-ordination of the Services to Company as set out in Clause 23.1.

Contractor Supplied Items	Such information, services and equipment for which Contractor shall have the responsibility to provide to Company as set forth in Attachment B to this Agreement.

Cost Target	Shall have the meaning ascribed thereto in Part A, Section II.B.1 of Attachment B.

Co-Venturer	Any party to the PSC other than Petronas..

Crude Oil	Liquid petroleum and other hydrocarbons produced at the wellhead in a liquid state at atmospheric pressure]

Daily Fixed Fee	Shall mean the per Day U.S. dollar amount of the quarterly Fixed Fee, as specified in Attachment B.

Day or day	The period commencing at 00.01 hours of any day and ending at 24.00 hours on the same day.

Deliverables	Shall mean, collectively, (i) the certified copy of corporate resolutions of Contractor required by Clause 3.4(i), (ii) a copy of the letter from the Bank Negara Malaysia required by Clause 3.4(iii), (iii) the FPSO Operations and Maintenance Manuals required by Clause 4.13, (iv) the Contractor Guarantee required by Clause 3.4(v), (v) the HS&E General Regulations and Procedures required by Clause 19.5, (vi) the FPSO Terminal Operations Manual required by Clause 19.6, (vii) the documentation required by Clause 20.2 (including the certificate of exemption referred to therein), (viii) certificates or evidence of the FPSO Insurance Cover as required by Article 28 and Contractor’s initial Cost Target required by Part A, Section II.B of Attachment B.

Delivery Date	Shall have the meaning ascribed thereto in the Charter.

Demobilization Costs	The Contractor Group’s reasonable and documented Reimbursables incurred in connection with the Services required to demobilize the FPSO to a nearby location in Malaysia, as more fully set forth in Attachment B.

Downtime	Any time pursuant to the provisions of this Agreement or the Charter commencing at and during which there is a reduction, restriction, suspension or complete cessation of the flow of Crude Oil to the FPSO for any reason, including but not limited to, (i) a reduction or cessation of water injection or gas purification or compression which causes Company to order a reduction, restriction, suspension or cessation of Crude Oil production or processing, or (ii) subject to the provisions of Clause 14.2, the FPSO is unable to produce, receive, process, store or offload (or any combination of the foregoing) Crude Oil or Processed Oil (as the case may be) in compliance with the Specifications and the terms of this Agreement or the Charter; and such reduction, restriction, suspension or cessation is not due to: (a) the Well stream being outside the parameters set forth in the Specifications; (b) the offloading vessel (for any reason not attributable to Contractor Group or the FPSO) being unable to receive the Processed Oil; (c) any malfunction or operational default of Company’s Fluid Transfer Line, the DTU, Company’s subsea equipment, Riser Facilities, Wells and Umbilicals or Additional Equipment (other than, with respect to the Additional Equipment, any malfunction or operational default due to the default of, or breach by, any of Contractor Group of any obligations of this Agreement or the Charter) (d) any Sole Fault of Company Group; or (e) an event of Force Majeure.

DTU	A facility attached to the mudline used to support the Christmas Tree and Wells which is located near to the FPSO Site and is used to control the flow of hydrocarbons from the casinghead.

Early Payment Commencement Date	The sixty-first (61st) Day after the Fixed Fee Accrual Date.

Encumbrance or Encumbrances	One or more liens, mortgages, charges, repairman’s or shipyard’s lien, maritime liens, or security interests, encumbrances, or liens for (i) unpaid insurance premiums or calls, (ii) judgments, (iii) port charges, (iv) annual charges or (v) fees of the FPSO’s Flag State or liens of any other kind on or against the FPSO, or any portion thereof, its earnings or insurances.

Extended Term	Any extension of the Term which occurs pursuant to the provisions of Clause 10.5.

Field	Kikeh Field, Block K, offshore Sabah, Malaysia.

First Accrued Reimbursables	Shall mean the total amount of Reimbursables which accrues during the First Reimbursables Accrual Period.

First Reimbursables Accrual Date	Shall mean the Ready for Risers Date.

First Reimbursables Accrual Period	Shall mean the period commencing on, and including, the First Reimbursables Accrual Date and continuing until, and including, the Day immediately before the earlier to occur of (i) the Early Payment Commencement Date, or (ii) the Ready for Hydrocarbons Date.

Fixed Fee	Shall have the meaning given in Attachment B to this Agreement.

Fixed Fee Accrual Date	The date which is the forty-third (43rd) Day after the Ready for Commissioning Date.

Fixed Fee Accrual Period	Means the period commencing on, and including, the Fixed Fee Accrual Date and continuing until, and including the Day immediately before the earlier of (i) the Early Payment Commencement Date, or (ii) the Ready for Hydrocarbons Date.

Flag State	The country or state where the FPSO is registered, as approved in writing by Company.

Fluid Transfer Lines	Equipment provided by Company comprising three (3) ten (10) inch in diameter production lines, one (1) ten (10) inch in diameter water injection line and one (1) Umbilical from and to the DTU from the FPSO.

Force Majeure	An occurrence resulting from circumstances (other than strikes, industrial disputes or lockouts caused by or involving a Party’s or any Subcontractors’ own workforces, except if part of a nation-wide general strike or except if a strike by the workforce of any shipyard and other than mere shortage of labor, materials, equipment or supplies) that are beyond the control of the Party affected which delays or prevents the due performance of the provisions of this Agreement and which, by the exercise of due diligence, such Party is unable to prevent or overcome (including, but not limited to, earthquakes, floods (except inclement weather or storms of the ordinary seasonal nature), wars, expropriation, intervention of civil or military authorities of government, explosions or fires, riots, insurrections, sabotage or blockades), provided that the affected Party gives written notice to the other Party no later than five (5)

Days after the Party giving notice is first made aware of the occurrence, the facts and circumstances giving rise to it and the obligation or performance which is delayed or is prevented by it.

FPSO	The registered floating, production, storage and offloading tanker facility (including the Mooring System and the Process Equipment and all Additional Equipment that is installed on the FPSO by Owner Group), that is to be designed, engineered and constructed or refurbished and modified and capable of producing, receiving, and processing Crude Oil, injecting water into the reservoir as needed, separating associated natural gas and water from the Crude Oil produced, processing, purifying and compressing the separated associated natural gas and storing and exporting Processed Oil to an offloading tanker, and all engines, generators, pumps, storage tanks, valves, computer hardware, anchors, tools, machinery and equipment belonging thereto and a part thereof, all as more particularly described in the Specifications.

FPSO Classification	ABS Class +A1 Oil Production and Storage, or such other designation used by ABS to classify a floating production and storage vessel.

FPSO Insurance Cover	The insurance described in Article 28, to be procured and maintained by Contractor, or by Owner on Contractor’s behalf.

FPSO Operations and Maintenance Manuals	Shall have the meaning ascribed thereto in Clause 4.13.

FPSO Site or Site	The location in the Kikeh Field designated in Attachment D to which Owner is to deliver, moor, install and charter the FPSO.

FPSO Terms and Conditions of Sale	Shall have the meaning ascribed thereto in the Charter.

FPSO Terminal Operations Manual	Shall have the meaning ascribed thereto in Clause 19.6.

Full Flow Rate	Shall have the meaning set forth in Clause 14.2.

Gas Compression Run Time	Shall have the meaning ascribed thereto in the Charter.

Gas Compression Testing	Shall have the meaning ascribed thereto in the Charter.

Gas Compression Testing Period	Shall have the meaning ascribed thereto in the Charter.

Government	The government of Malaysia and of any other relevant jurisdiction where the Services may be performed, and any agency, ministry, taxing authority, administrative subdivision, entity or instrumentality thereof, including without limitation, the Ministry of Mines and Energy or its equivalent in any other appropriate jurisdiction.

Gross Negligence	Such an entire want of care and lack of judgment as to establish that the act or omission in question was the result of actual conscious indifference to the rights, welfare, or safety of the Persons or property affected by it.

Group	Either Company Group or Contractor Group, as the context may require.

HS&E	Shall have the meaning set forth in Clause 19.5.

Indemnified Party	Has the meaning given to it in Article 27.

Indemnifying Party	Has the meaning given to it in Article 27.

Key Personnel	Such Contractor Personnel identified as Key Personnel in Attachment C.

LIBOR	The one-month London Interbank Offered Rate as displayed on Reuters Screen Page LIBOR for United States dollar deposits at 11:00 a.m., London time, two Business Days prior to the first Day of the period for which such rate is required, or if not so displayed, then the rate per annum published by the Financial Times of London on such Day as the one month LIBOR for U.S. dollar deposits, failing which the rate shall be the rate quoted by Citibank N.A., London on such Day for such one-month period.

Malaysia	Malaysia and all of its states, territories and protectorates and including all of its and their territorial waters, continental shelf and exclusive economic zone.

Master	The Person in charge of the FPSO during the performance of the Services, which Person shall be appointed by the Contractor and shall be a member of Contractor Group.

Mooring System	The single buoy mooring system equipment to safely moor the FPSO at the Site.

Notice of Readiness – FPSO Commissioning	Shall have the meaning ascribed thereto in the Charter.

Novation Agreement	The agreement referenced in Article 25 hereof, the form of which is attached hereto as Attachment I.

O&M Compensation	The compensation (including Accrued O&M Compensation) for Contractor’s performance of the Services, including the management, operations and maintenance of the FPSO under this Agreement, all as set forth in Articles 14, 15 and 16 of this Agreement, and in Attachment B.

O&M FPSO Work	Shall have the meaning given in Clause 4.2(ii).

Operating Area	Those areas offshore Sabah, Malaysia (including the Field) or elsewhere offshore Malaysia in which Co-Venturers may from time to time conduct operations.

Option	Shall have the meaning ascribed thereto in the Charter.

Owner	Malaysia International Shipping Corporation Berhad, the owner of the FPSO.

Owner Group	Shall have the meaning ascribed thereto in the Charter.

Owner Property	Shall have the meaning ascribed thereto in the Charter, expressly including the FPSO.

Party or Parties	Company or Contractor or both as the context requires and their assignees permitted under this Agreement who have signed a Novation Agreement.

Permitted Encumbrance	Any (i) Encumbrance for liens or Claims arising by law in the ordinary course of business for debts or maritime claims not yet due, or (ii) any Encumbrance in favor of Owner’s lenders in connection with the financing of the FPSO or performance of Owner’s obligations under the Charter as will be specifically set out in the QEL.

Person	Any individual, partnership, joint venture, legal entity, limited liability company, corporation, or unincorporated organization, including either Party.

Personnel	The Master, officers, directors, employees, representatives, agents or invitees (as the case may be) of Contractor or of Contractor Group or of Company or of Company Group (as the case may be).

Petronas	Petroliam Nasional Berhad, the national oil company of Malaysia with its registered office at Tower 1, Petronas Twin Towers, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia.

Pollution Limit	Shall have the meaning given in Clause 28.3(vi)

Primary Term	The period commencing on the Delivery Date and ending on the date eight (8) years after the Delivery Date.

Process Equipment	All process equipment installed on board the FPSO to separate, treat and process the fluid stream (Crude Oil and other liquids) received by the FPSO into Processed Oil and liquid waste and gases and the compression of natural gas, as needed, the design and specification of which are described in the Specifications.

Processed Oil	Crude Oil that has been processed on board the FPSO and is suitable for storage and export in accordance with the Specifications.

PSC	The Production Sharing Contract, dated 27 January, 1999, for the exploration,

development and production of hydrocarbons executed by Company, Petronas and Petronas Carigali SDN BHD, covering the Field; and any additional parties to the PSC as may be signatories from time to time.

Rate Savings	The costs and expenses Contractor may save, if any (with respect to Reimbursable Costs and Time Rates), by its reasonable endeavors (as agreed between the Parties) to reduce and save costs and expenses associated with any event of Downtime, Shutdown, Lay-Up, Force Majeure, relocation or demobilization, or any other event during which Contractor, using reasonable efforts, may reduce and save costs and expenses otherwise payable by Company in consideration of Contractor’s performance of the Services.

RCA	Has the meaning set forth in Clause 37.2(i).

Ready for Commissioning Date	The date on which Owner delivers its Notice of Readiness – FPSO Commissioning to Charterer.

Ready for Hydrocarbons Date	Shall have the meaning ascribed thereto in the Charter.

Ready for Risers Date	Shall have the meaning ascribed thereto in the Charter.

Redelivery	Transfer and hand-over of the management and operation of the FPSO from Contractor to Owner, or from Contractor to Company, all in accordance with the terms of this Agreement.

Redelivery Date	Shall mean the date of the Redelivery.

Redelivery Survey	Shall have the meaning given in Clause 3.3.

Reimbursable Costs	Shall have the meaning given in Attachment B to this Agreement.

Reimbursables	Shall mean collectively, the Reimbursable Costs and the Time Rates.

Riser Facilities	Umbilicals and risers extending from the Fluid Transfer Line and subsea Wells to and connected with the FPSO, as described in Attachment E to this Agreement.

Risk Zone	Shall have the meaning ascribed thereto in Clause 31.1.

Run Time	Shall have the meaning ascribed thereto in the Charter.

Sailaway Date	Shall have the meaning ascribed thereto in the Charter.

Second Accrued Reimbursables	Shall mean the total amount of Reimbursables which accrues during the Second Reimbursables Accrual Period.

Second Reimbursables Accrual Date	Shall mean the Ready for Hydrocarbons Date.

Second Reimbursables Accrual Period	The period commencing on, and including, the Second Reimbursables Accrual Date and continuing until, and including the Day immediately before the Successful Run Completion Date.

Secondary Term	Any of the periods of three (3) years after the Primary Term that the Charter is extended pursuant to the terms thereof, not to exceed a total of fifteen (15) years, in addition to the Primary Term.

Services	Collectively, the documentation, management, manning, operation, supervision and maintenance services for the FPSO, including, without limitation, the Redelivery Survey and the O&M FPSO Work to be provided by Contractor under this Agreement pursuant to its terms, as more fully described herein and in the Attachments hereto, which Services shall expressly exclude those to be performed in connection with the DTU Wells, Christmas Tree, Riser Facilities, Umbilicals and the Fluid Transfer Lines (which shall be the exclusive responsibility of Company).

Shutdown	Any time under this Agreement commencing when there is a cessation of Crude Oil production or processing which is due to the default of, or breach of any obligations under this Agreement by any of Contractor Group.

Shutdown Period	Any period of time during the Term commencing when Shutdown first occurs and ending when the FPSO has recommenced processing Crude Oil.

Sole Fault	The act or omission of any Person and such act or omission was not contributed, in any material way, to or caused by (i) the act or omission of any other Person outside of such Person’s Group, or (ii) any Force Majeure event or any other event outside of the control of the first Person.

Specifications	The description and specifications of the FPSO set out in Appendix D to the Charter, entitled “FPSO Description and Specifications”.

Subcontractor	Any entity to whom Contractor has subcontracted any of its obligations or any of the Services under this Agreement.

Subsea Related Equipment	Systems on board the FPSO to control the subsea valve functions, the operation of the Fluid Transfer Lines and the collection of data related to subsea Wells.

Successful Run Commencement Date	Means the date on which the first successfully completed Run Time begins.

Successful Run Completion Date	Means the date on which the first successful Run Time is completed to Charterer’s satisfaction.

Supply Base	The Company’s supply base and facilities at Labuan Island, Malaysia.

Term	Collectively, the Primary Term, any Secondary Term and any Extended Term of this Agreement.

Third Party or Third Parties	Means any party not a member of Contractor Group or Company Group.

Third Party Claim	Has the meaning given to it in Article 27.

Time Rates	Shall have the meaning given in Attachment B to this Agreement.

Topsides Equipment	Subsea Related Equipment, Process Equipment, and other equipment placed on or in the FPSO to monitor and control the subsea equipment, pipes and valves provided by Company, including a master control station, a hydraulic power unit with respect to the subsea trees and manifolds, electrical power unit for the subsea equipment, uninterruptible power supply and topsides umbilical termination assemblies.

Umbilicals	Equipment provided by the Company that provides for various services between the FPSO and the DTU and subsea Wells and other subsea facilities.

UNCITRAL	The United Nations Commission on International Trade Law.

Variation Order	A change in or revision to the Specifications, Services or any schedule in the Attachments appended hereto and agreed in writing between the Parties and issued pursuant to Article 13.

Water Injection Module	The equipment on board the FPSO to lift, treat and inject seawater.

Well or Wells	Any Crude Oil well or wells in the Field that Company may designate and connect to the FPSO in accordance with this Agreement.

Willful Misconduct	An act or failure to act by any Person which was intended to cause (or which was in reckless disregard of or wanton indifference to the possibility that the act or failure to act would cause) damage or harm giving rise to delay or suspension of the performance of this Agreement; and “supervisory personnel” for the purposes of this definition shall mean any employee of a Party who functions at a management level, or an officer or director.

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

Unless the context otherwise requires, in this Agreement the singular shall include the plural and vice versa, and unless otherwise provided in this Agreement, the use of the words “year” or “month” shall mean a calendar year or month, respectively.

All provisions of and obligations, agreements, undertakings, indemnities, governing law and dispute provisions, representations and warranties of the Parties set forth in this Agreement shall bind the Parties and be applicable for the full Term.

2.	THE FPSO AND MANAGEMENT

2.1.	Documentation, Management, Manning, Operation, Supervision and Maintenance. Subject to the terms and provisions of this Agreement, Company appoints Contractor to provide for the continued documentation required of the FPSO to provide the Scope of Services set forth in Attachment A on the Company’s behalf, and to manage, man, operate, supervise and maintain the FPSO, including but not limited to the Additional Equipment, the Mooring System and all other machinery, engines, computers, generators and all other equipment onboard the FPSO, commencing on the Delivery Date, all in accordance with the provisions of this Agreement and the Attachments hereto. Notwithstanding the foregoing, no component of the Services to be provided and performed by Contractor hereunder shall include the performance of any service for the DTU or the Fluid Transfer Lines, which obligation for the performance of all services for or required by the DTU Wells, Christmas Tree, Riser Facilities, Umbilicals or Fluid Transfer Lines shall remain the responsibility of Company. Notwithstanding the foregoing, Contractor shall perform the onboard operation of subsea equipment in accordance with Company’s written instructions.

2.2.	Standard of Services. Contractor undertakes to provide the Services on behalf of Company in accordance with the terms and provisions of this Agreement (including the Attachments) and in accordance with first class FPSO operating, maintenance and management practices.

2.3.	Schedule of Responsibilities. Contractor shall, subject to it receiving the O&M Compensation pursuant to the terms of this Agreement, provide and/or pay for (as the case may be) all items required of Contractor or referred to as being its responsibility under this Agreement, including those items set forth in Attachment B.

2.4.	Structural Alterations. Company, as Charterer of the FPSO, shall have the right, pursuant the terms of the Charter and this Agreement, to have the Contractor make structural alterations to the FPSO or install additional equipment (including process equipment) and other Company Property with notice to Contractor. Contractor shall be responsible for repair and maintenance of any such alteration or additional equipment, and Clause 13.8 shall be applicable if such alteration or additional equipment causes a variation to or increase in Contractor’s costs to perform the Services, or if Contractor is requested by Company and agrees to undertake such alteration or installation pursuant to a Variation Order. Company acknowledges that Contractor is relying upon the accuracy of the information provided by Company, including information relating to the reservoir properties of the Field and the soil and environmental information given by it. Company will meet any additional costs that may be incurred by Contractor as a result of errors, omissions or inaccuracies in this information, except for obvious errors, omissions or inaccuracies Contractor knew or ought to have known or discovered. Notwithstanding the foregoing, Company shall assume no liability for inaccuracies in information to the extent such inaccuracies in information fall within the ranges set forth in the Specifications.

2.5.	Contractor Obligations. Pursuant to the provisions of this Agreement, Contractor shall perform the Services and Contractor’s other obligations under this Agreement during the Term.

2.6.	Specifications. Contractor and Company each agree it has reviewed the Specifications and accepted them. However, the Parties agree that if there is any conflict or discrepancy between the provisions of Part A of Appendix D and Part B of Appendix D of the Charter, the Specifications set forth in Part A of Appendix D shall prevail.

3.	DELIVERY, REDELIVERY AND SURVEY

3.1.	Delivery. Delivery to and management and operation of the FPSO by Contractor under this Agreement will take effect as of the Delivery Date. Subject to the relevant provisions of this Agreement, including those which contemplate the reduction or cessation of O&M Compensation, Reimbursables shall begin to accrue and become payable, and the Fixed Fee shall begin to accrue and become payable, pursuant to the terms of Articles 14, 15 and 16 of this Agreement.

3.2.	Redelivery.

(i)	Redelivery of the FPSO to Owner by Contractor, or to Company by Contractor (in the event Company exercises the Option and Closing occurs), shall occur, as soon as practical (and in any event within ninety (90) Days following the expiration or termination of this Agreement (unless terminated by reason of the occurrence of total loss or a constructive total loss, requisition or as otherwise provided in Article 29 or Article 30), or unless otherwise instructed by Company be demobilized by Contractor by such date. On expiration or termination of this Agreement for any reason whatsoever, the FPSO shall be redelivered on an “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, IN REGARD TO ITS CONDITION OR OPERABILITY.

(ii)	Upon termination of this Agreement and Redelivery of the FPSO to Owner, Company shall, if required by the terms of Clause 24.8, pay to Contractor the Demobilization Costs in the event the FPSO is demobilized following such termination.

3.3.	Redelivery Survey.

(i)

In the event Charterer exercises the Option to acquire the FPSO pursuant to the terms of the FPSO Terms and Conditions of Sale, a survey of the FPSO will be conducted to determine the FPSO’s condition on the termination of the Charter pursuant to the terms of the FPSO Terms and Conditions of Sale. If Charterer does not exercise the Option, the Parties may nevertheless elect, if they so agree in writing, to have a survey of the FPSO conducted to determine the FPSO’s condition on termination of this Agreement (referred to as the

“Redelivery Survey”). Both Parties shall have the right to witness and have their respective representatives present during the Redelivery Survey. The Parties shall engage the Classification Society to conduct the Redelivery Survey, if possible, not less than ninety (90) Days prior to termination of the Charter.

(ii)	If Company has not elected to exercise the Option, and the Parties have elected to have a survey of the FPSO conducted pursuant to the terms set forth in this Agreement, unless otherwise agreed in writing, the Redelivery Survey will be conducted by the Classification Society. The costs of the Classification Society for such Survey and inspection of the FPSO carried out under this Clause 3.3 will be shared equally by Company and Contractor and will not be subject to reimbursement as a Reimbursable Cost or otherwise.

(iii)	Except as may be required by the terms of the FPSO Terms and Conditions of Sale (in the event Company exercises the Option and Closing occurs), Company shall have no obligation to pay for or contribute to any costs or expenses associated with any items of repair or maintenance required of the FPSO on Redelivery, or recommended by the Classification Society as a result of the Redelivery Survey.

3.4.	Deliverables. In addition to the Contractor deliverables otherwise required under this Article 3 or elsewhere in this Agreement, Contractor shall deliver the documents listed below to Company, and Company shall deliver to Contractor the documents listed under Company’s name below:

(i)	At or prior to the Contract Date, Contractor shall deliver to Company a certified copy of corporate resolutions of Contractor authorizing the execution, delivery and performance of (a) this Agreement and all transactions contemplated hereby by Contractor, and (b) the Contractor Guarantee and any obligations by Contractor Guarantor.

(ii)	In addition, at the Contract Date, Contractor shall have received a duplicate original of the Charter duly executed by the Owner.

(iii)	Prior to submitting its first invoice to Company pursuant to this Agreement, Contractor shall deliver to Company a valid and effective letter from Bank Negara Malaysia approving of the receipt by Contractor of all O&M Compensation in United States dollars.

(iv)	At or prior to the Contract Date, Company shall deliver to Contractor the following documents:

(a)	a certified copy of corporate resolutions of Company authorizing the execution, delivery and performance of this Agreement and all documents and transactions contemplated hereby by Company; and

(b)	a written notice from Company advising that Petronas has awarded Company the right to proceed with the FPSO Services under the terms and conditions of this Agreement.

(v)	Simultaneously with the delivery of Owner Guarantee (as defined in the Charter) and the delivery of Charterer Guarantee (as defined in the Charter), as such deliveries are required by the terms of the Charter, Contractor shall deliver Contractor Guarantee to Company, and Company shall deliver Company Guarantee to Contractor.

4.	CONTRACTOR’S OBLIGATIONS

4.1.	Timely Performance. Contractor shall timely perform all of the Services contemplated by this Agreement with due diligence and in a good, workmanlike and safe manner in accordance with (i) the highest standards of international maritime and petroleum industry practices of a first class FPSO vessel contractor under the same or similar circumstances as those at the FPSO Site, (ii) the FPSO Operations and Maintenance Manuals, (iii) the Specifications, (iv) instructions of Company made in accordance with, and without prejudice to, Contractor’s rights under this Agreement, (v) all applicable law, and (vi) the terms of this Agreement, including the Attachments. Contractor shall, in carrying out and performing its duties hereunder, employ the same degree of care and diligence as though Contractor was in fact the owner of the FPSO.

4.2.	Performance of the Services.

(i)

Subject to the terms and upon the conditions of this Agreement, throughout the Term Contractor shall, at its sole cost and expense but subject to its receipt of the O&M Compensation as set forth in Attachment B, perform the Services, which shall include, but not be limited to, the management, manning, supervision, operation and maintenance of the FPSO, the management and operation of the Additional Equipment, the O&M FPSO Work and the Redelivery Survey (if such Redelivery Survey is agreed in writing by the Parties), and shall maintain the FPSO in a good state of repair, order and condition in order that the FPSO remains fit for the service required of her as described in this Agreement and the Specifications. In particular, Contractor shall ensure that the FPSO is at all times classified as a floating production storage and offloading vessel with the Classification Society and shall, subject to Contractor’s receipt of the O&M Compensation as provided in Attachment B, pay the costs and take such actions to meet all requirements made by the Classification Society to maintain the FPSO Classification. Further, Contractor shall maintain the FPSO and Additional Equipment in the same state of repair, order and condition as on the Delivery Date, and Contractor shall maintain the FPSO and Additional Equipment in the same state of repair, order and condition as described in the Specifications, with exception for normal wear and tear. Contractor shall undertake and maintain a timely preventative maintenance program and take steps to make repairs or correct deficiencies promptly and effectively in accordance with acceptable standards of first class commercial ship management, maritime industry practices and petroleum industry practices. In addition to other obligations and duties hereunder, Contractor shall provide or perform all of the Services described in the Attachments and in this Agreement. Unless expressly provided to the contrary in this Agreement, Contractor’s obligations to pay for costs and expenses to perform the Services shall be subject to a right of reimbursement in respect of any such costs and expenses qualifying as Reimbursable Costs in accordance with Attachment B.

(ii)	Unless otherwise expressly provided in this Agreement (including as provided in Article 27), the O&M Compensation shall cover and include all the costs and expenses incurred or to be incurred by Contractor to provide or perform all of the Services and there shall not be any other payments made by Company for Contractor’s provision or performance of the Services. Subject to the provisions of Clause 3.3, any repair, maintenance, part or equipment replacement or overhaul of the FPSO or Additional Equipment required by the Classification Society or for which Contractor is obligated under this Agreement to perform in connection with the Services, including, but not limited to, any work under Clause 5.8 (such work is herein referred to collectively, as the “O&M FPSO Work”), shall subject to Contractor’s receipt of the O&M Compensation as provided in Attachment B, be undertaken and paid for by Contractor; provided, however, if the O&M FPSO Work is or is likely to be insured under the FPSO Insurance Cover enabling Contractor to make a claim for such work, Contractor shall promptly notify Company of such O&M FPSO Work and Contractor shall inquire and, if appropriate, make a claim with the underwriters for payment under such FPSO Insurance Cover. Contractor shall file any such claim, and Company and Contractor shall jointly participate in the pursuit of the claim with and endeavor to obtain insurance proceeds from the underwriters under the FPSO Insurance Cover. Contractor shall nevertheless perform the O&M FPSO Work as required, and Company shall pay Contractor the O&M Compensation associated with the performance of such O&M FPSO Work; provided that all insurance proceeds (net of any deductions in respect of any deductible amounts) received from or paid by any member of the underwriters to any member of Contractor Group in respect of such O&M FPSO Work shall be credited against the corresponding O&M FPSO Work costs paid by Company;

4.3.	Contractor Personnel.

(i)

Contractor shall, in connection with the performance of the Services, provide or shall cause to be provided all Personnel as agreed in the Annual Budget for each year of the Term, which shall include all Personnel required by applicable law and the Classification Society.

For the first contract year of the Term, Personnel shall be selected based upon (a) the procedures as set forth in Attachment B, (b) the proposed list of Personnel (including Key Personnel) as set forth in Attachment C, and (c) the prior written agreement of the Parties. Such Personnel shall include all Personnel required for both marine crew and operating the FPSO, the Additional Equipment and the Mooring System. Contractor represents and warrants that such Personnel are and shall at all times be competent and qualified to perform the Services as contemplated by this Agreement and will meet and comply with all applicable Malaysian laws and regulations regarding such Personnel. Contractor shall not reassign or permit reassignment of Key Personnel without the prior written consent of Company, which consent shall not be unreasonably withheld; provided however, Company shall have the continuing right to request upon reasonable cause shown that Contractor remove or substitute or cause to be removed or substituted any or all such Key Personnel or other Contractor Personnel (including any Personnel of any member of Contractor Group), and upon such request, Contractor shall substitute, or cause to be substituted, such Personnel at a time in line with normal crew change activities, unless safety considerations require earlier substitution. All additional costs of any such removal and substitution(resulting from the misconduct or incompetence of such Personnel as determined by Company), including any Reimbursable Costs and Time Rates incurred in connection with any such removal and substitution where additional to costs that otherwise would have been incurred, shall be paid by Contractor and shall not be subject to recovery by Contractor as Reimbursable Costs or Time Rates. Key Personnel shall be fluent in both written and spoken English. The Master and all officers and crew working onboard the FPSO shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978 (“STCW”), as amended in 1995, and the STCW Code, including any future amendments, supplements or replacements of such convention or code, and shall hold valid certificates of competence in accordance with the requirements of the law of the Flag State, and all production personnel shall hold valid certificates of competence in accordance with the requirements of the relevant Classification Society. Such personnel shall be trained in accordance with, and otherwise comply and have all of the rights and benefits of all applicable Malaysian labor and safety laws.

4.4.	Safety of Contractor’s Personnel. Contractor shall provide or shall ensure that all Contractor Group Personnel (and Company Group Personnel while on board the FPSO) are provided with all necessary protective clothing; including, but not limited to, hardhats, gloves, non-slip, steel-toed safety boots, overalls, and ear and eye protection. In the event any Contractor Group Personnel are incapacitated through injury or illness, Contractor shall be responsible for providing medical treatment and for such Personnel’s replacement without undue delay and shall immediately notify Company of same.

4.5.	Drug and Alcohol Policy. Contractor Group shall comply with Company’s drug and alcohol use policies including, without limitation, testing for drug, alcohol or illegal substance use, and inspection for possession of drugs, alcohol or illegal substances and/or weapons.

4.6.	General Management and Operating Responsibilities. The general obligation of Contractor to manage, operate and maintain the FPSO set forth in this Article 4 shall, in consideration of Contractor receiving the O&M Compensation (unless otherwise expressly provided in this Agreement), include, but not be limited to the following duties and obligations:

(i)	protect and promote Company’s interests in all matters relating to the safe and efficient operation, manning, maintenance and management of the FPSO;

(ii)	manage and operate the FPSO, the Mooring System and the Additional Equipment on behalf of Company prudently, safely and efficiently and to ensure at all times the availability and supply of an adequate complement of properly qualified and experienced Master, officers, crew and production operations personnel and spare parts commensurate with the operation of the FPSO as an FPSO in accordance with first class ship operating and petroleum industry practice and requirements of the Classification Society to maintain the FPSO in class;

(iii)	all repair, maintenance and operation of the FPSO, Mooring System and Additional Equipment;

(iv)	arrange for all surveys by the Classification Society to maintain the FPSO Classification;

(v)	comply with manufacturer’s operations and maintenance requirements of the FPSO and Additional Equipment and all other equipment installed thereon including, without limitation, the Process Equipment and the Mooring System;

(vi)	ensure that local and/or international maritime, safety and cargo custody standards are maintained in accordance with first class shipping and FPSO practice;

(vii)	issue instructions to the Master to keep full and correct log books and to furnish Company with true and accurate copies of such log books when required;

(viii)

arrange, supervise, implement and effect all maintenance and repairs and, if required due to any damage and, subject to Company’s approval which shall not be unreasonably withheld, drydocking of the FPSO, if required; including the obligation that all Classification Society and statutory certificates are kept valid as required by the operational status of the FPSO and Additional Equipment or as Company may additionally request;

(ix)	keep proper and correct records of all surveys, repairs, drydockings and all other matters relating to maintenance of the FPSO, Mooring System and Additional Equipment;

(x)	make all reasonable arrangements to ensure the safety of the FPSO, Mooring System and Additional Equipment from unlawful acts and prevent unauthorized persons from boarding the FPSO; however, if armed security is required, this will be arranged for and provided by Company at its expense;

(xi)	arrange for the victualling and storing of the FPSO for its operational status and the number of Personnel onboard;

(xii)	procure, handle and effect payment for and store spare gear and spare parts for the FPSO and Additional Equipment as required by the Classification Society and as necessary to properly maintain and repair the FPSO;

(xiii)	notify Company and assist in investigating and compiling information in pursuit and settlement of all insurance, salvage and other claims or demands in connection with the FPSO; and

(xiv)	perform all management and operations responsibilities under this Agreement in such a manner that it duly observes and complies with all applicable regulations issued or adhered to by the Government or any international agency, body or agreement to which the Government is a member or signatory (and any revisions thereof or amendments thereto); and

(xv)	procure and maintain during the Term the FPSO Insurance Cover.

4.7.	Compliance with Laws. In the performance of this Agreement, Contractor and its Personnel shall comply fully with all applicable present and future laws and regulations of the country of the FPSO’s flag and registry, of Malaysia and any other applicable jurisdiction.

4.8.	Reports and Communications. All reports and all communications sent to Company shall be in the English language or, if not in English, shall be accompanied by a quality translation (at Contractor’s expense, but subject to reimbursement, with prior Company approval, under the provisions of Attachment B) in English, unless otherwise agreed in writing by Company’s Representative.

4.9.	Engine Logs and Records. Contractor shall ensure that the Master shall keep full and correct deck and engine logs (including daily Crude Oil and Processed Oil inventories, records and reports as well as monthly fuel/water reports as instructed by Company). These will be available for inspection by Company as required. Contractor shall ensure that the Master furnishes Company when required to do so with a true copy of the logs and with properly completed loading and discharging sheets and other returns as Company may reasonably require.

4.10.	Performance Data. Contractor shall ensure that the FPSO and all Contractor Property will function without error or interruption relating to the manner in which it captures, stores, uses, manipulates or reports data which includes an indication of or a reference to a day, month or year or any component thereof (“Performance Data”). Without limiting the generality of the foregoing, such equipment shall be capable of processing century Performance Data and is capable of processing leap year Performance Data.

4.11.	Contractor Guarantee.

4.12.	Deliverables. In connection with the performance of the Services, Contractor shall deliver the Deliverables to Company pursuant to the requirements of this Agreement.

4.13.	Operations Manuals. Not later than ninety (90) Days prior the Sailaway Date, Contractor shall deliver to Company proposed manuals to govern all marine and oil processing and production operations in respect of the FPSO (“FPSO Operations and Maintenance Manuals”). Such manuals shall be prepared in compliance with and shall cover and include provisions to govern the operations of the FPSO including at least the criteria set forth in this Agreement including the Specifications. After receipt of the proposed manual, Company shall have sixty (60) Days to review and provide any additional recommendations to the extent that Company believes the proposed manual does not meet the above described criteria. Contractor shall include all such recommendations made by Company.

4.14.	Documentation. Contractor undertakes that the FPSO shall maintain on board at all times during the Term such valid vessel and FPSO documentation and classification as may from time to time be required to enable the FPSO to carry out all required operations as an FPSO under this Agreement without delay, let, or hindrance. Contractor further undertakes that:

(i)	it shall be responsible for any fine or penalty or similar sanction arising from its failure to fulfill its obligations under this Clause 4.14; and

(ii)	the Downtime and Shutdown provisions of this Agreement shall apply for any period during which there is a reduction, suspension or complete cessation of FPSO Crude Oil production as a result of action taken against the FPSO owing to Contractor’s failure (which shall be considered a breach of this Agreement by Contractor), to have such valid documentation on board the FPSO.

4.15.	FPSO Operations Affecting Processing of Crude Oil. Contractor shall in accordance with and subject to the requirements of this Agreement (including the Specifications set forth in Attachment D), comply in all respects with Company’s instructions as to the flow rates of water, oil and gas while the FPSO is at the FPSO Site and processing and/or producing Crude Oil.

4.16.	Compliance. If at any time during the Term, Contractor is in material breach of or material default under any provision of this Agreement and after receiving notice from Company of such material breach or material default, either fails or refuses to immediately commence to remedy the same and thereafter to diligently cure such breach or default, Company may, if it so elects, instruct Contractor to cease performance of the Services (or any component thereof as requested by Company). In such event, Contractor shall, upon the receipt of such instruction, immediately cease the performance of the Services (or the required component thereof), as instructed by Company until such breach or default is cured to Company’s satisfaction, and, without prejudice to the other terms and conditions of this Agreement, the provisions of Article 14 and Clause 16.9 shall apply during the entirety of such cessation.

4.17.	Entry and Departure Authorizations. Contractor shall, in connection with the performance of the Services, secure and obtain any and all authorizations and permits required for Contractor Property to enter, to proceed to, to remain and to operate in the Operating Area. Notwithstanding the above, and without prejudice to Article 20, prior to Contractor’s payment of any Government duties, fees, taxes, or charges in respect of Contractor Property required by Contractor from time to time during the Term, Contractor shall notify Company and both Contractor and Company shall cooperate and use Best Efforts to eliminate or mitigate such duties, fees and taxes; provided, Company shall pay all import and export charges (including clearance and brokerage charges), customs and excise duties imposed in Malaysia on Contractor Property required to perform the Services and on Company Property (including any required customs bonds in relation to such Company Property and Contractor Property); provided, further, however, if Contractor fails or refuses to comply with Company’s reasonable and lawful request or instructions to eliminate or mitigate such duties, fees, taxes or charges then to the extent such failure or refusal by Contractor resulted in Company’s payment of duties, fees, taxes or charges Contractor shall, without the right of reimbursement under the provisions of Attachment B to this Agreement, pay or reimburse Company (as the case may be) for such duties, fees, taxes and charges; and Company shall have the right to deduct any such duties, fees, taxes or charges it paid from payments otherwise due Contractor hereunder.

4.18.	Evidence of Authorizations, Approvals, etc. Contractor shall promptly furnish to Company at any time upon Company’s request, such evidence of the authorizations, approvals, actions, and/or registrations, referred to in Clause 4.17 of this Agreement.

4.19.	Rate Savings. Contractor shall, throughout the Term, use all reasonable efforts to achieve Rate Savings in connection with its performance of the Services.

5.	MAINTENANCE, REPAIR AND DRYDOCKING

5.1.	Machinery and Hull. Contractor shall maintain the FPSO’s continuous machinery survey cycle and the annual class inspections of the FPSO’s hull and other parts of the FPSO required by the Classification Society.

5.2.	Maintenance and Repair. Contractor shall maintain and repair, or cause to be maintained and repaired, the FPSO, the Mooring System and Additional Equipment throughout the Term (or any extension or renewal), and shall at all times maintain, repair and preserve the FPSO, Mooring System and Additional Equipment in good condition, working order and repair, ordinary wear and tear excepted, so that the FPSO shall be tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in every respect seaworthy and so that the FPSO, Mooring System and Additional Equipment are in good operating condition and conform to the Specifications. Contractor shall maintain, repair and preserve the FPSO, Mooring System, Additional Equipment and other associated equipment so as to entitle it to the FPSO Classification and to conform to the Specifications. The FPSO, Mooring System and Additional Equipment shall be repaired and overhauled by Contractor whenever reasonably necessary. The FPSO shall be dry-docked, cleaned and the bottom painted by Contractor only when required by applicable regulations of the Classification Society to maintain the FPSO Classification, provided, however, that pursuant to the provisions of the Charter and this Agreement, drydocking should not be required during the initial twenty (20) year period of the Term. Contractor shall give Company written notice of any such proposed drydocking ninety (90) days in advance if practicable but otherwise as long in advance as may be practicable under the circumstances.

5.4.	Minimal Interruption/Annual Maintenance Allowance.

(i)	Contractor shall perform all maintenance and repairs of the FPSO, the Mooring System and the Additional Equipment so as to cause minimal reduction in or to prevent the complete cessation of the flow of oil or water injection capabilities. As and from the Delivery Date, Contractor and Owner shall together be allowed one (1) combined Annual Maintenance Allowance per contract year (or prorata for part thereof) of the Term, (a) to perform planned maintenance and/or repairs on the FPSO and its equipment and/or (b) to avoid Downtime or Shutdown Assessments to the Fixed Fee, at Contractor’s option, and during which O&M Compensation shall be payable in full. Such Annual Maintenance Allowance shall be proposed by Contractor and agreed by Company in accordance with the terms of this Clause 5.4. Not later than sixty (60) Days prior to the commencement of the Primary Term, and not later than sixty (60) Days prior to the commencement of any Secondary Term, Contractor shall submit to Company a preliminary schedule of Annual Maintenance Allowance (the “Preliminary Schedule of Annual Maintenance Allowance”) for such Term which shall set forth the number of hours of Annual Maintenance Allowance Contractor anticipates allocating to each contract year of the Primary Term, or to each contract year of any Secondary Term, as the case may be. Such Preliminary Schedule of Annual Maintenance Allowance shall be drawn up to ensure that the aggregate number of Maintenance Allowance hours during the Primary Term or during any Secondary Term shall be the number of hours equal to the total number of hours calculated by Contractor (and agreed in writing by Company) to occur during the

relevant term (Primary Term or any Secondary Term)	For the avoidance of doubt, the Parties

agree that each full contract year shall contain	hours.

(ii)	Concurrently with Contractor’s submittal to Company of its proposed Cost Target for each year of the Term, in accordance with the requirements of Attachment B, Contractor shall also submit to Company a written Proposed Schedule of Annual Maintenance

Allowance which shall set out how Contractor desires to utilize and allocate its hours of Annual Maintenance Allowance during the forthcoming contract year and for successive years to the end of the Primary Term or of any Secondary Term. The Parties agree that all Annual Maintenance Allowance hours budgeted in any Annual Maintenance Allowance Schedule shall be fixed for the first contract year of any such Schedule; provided, however, that the hours allocated to any subsequent contract year or years in any Annual Maintenance Allowance Schedule may be varied by the next Annual Maintenance Allowance Schedule presented by Contractor. This Proposed Schedule of Annual Maintenance Allowance shall be based on the Preliminary Schedule of Annual Maintenance Allowance but amended as and if necessary to take account of the actual maintenance and repair situation then existing. The total hours in such Proposed Schedule of Annual Maintenance Allowance when added to the aggregate of all Annual Maintenance Allowance already used in the

then current Primary or Secondary Term, shall never exceed	of the total time of the Primary or Secondary
Term in question.

(iii)	No later than fifteen (15) Business Days prior to the end of each contract year during any Term, provided Company has received Contractor’s Proposed Schedule of Annual Maintenance Allowance for the forthcoming year within the time limit set forth in subclause (ii) above, Company shall review and agree in writing with Contractor such Proposed Schedule of Annual Maintenance Allowance presented by Contractor, which, once agreed, shall be referred to as the “Annual Maintenance Allowance Schedule”.

(iv)	The Fixed Fee shall be subject to reduction in accordance with Clauses 14.2 and 16.9 for any period of Shutdown or Downtime in excess of the Annual Maintenance Allowance Schedule for that contract year.

(v)	Contractor may roll any Annual Maintenance Allowance hours which remain unused as of the last Business Day of the contract year of any Annual Maintenance Allowance Schedule for the Primary Term or any Secondary Term into the next Annual Maintenance Allowance Schedule presented by Contractor; provided, however, that at the end of the Primary Term or any Secondary Term, the hours of Annual Maintenance Allowance that were not used during any contract year of such Term may not be rolled into and used in any contract year of any following Term.

(vi)	In the event that any Annual Maintenance Allowance hours remain unused upon the expiration of the Primary Term, or upon the expiration of any Secondary Term, the provisions of Clause 9.2(xiii) of the Charter shall apply to all such unused Annual Maintenance Allowance hours.

5.5.	Actual Hours Worked. [Intentionally Left Blank]

5.6.	No Adjustment of Fixed Fee. Subject to Contractor’s compliance with the requirements of Clause 5.4, the Fixed Fee shall not be subject to the terms of Clause 14.2(ii) for as long as the Annual Maintenance Allowance set forth in the applicable Annual Maintenance Allowance Schedule has not been exceeded; provided, for any period of maintenance and/or repair requiring or causing Downtime or Shutdown, after such Annual Maintenance Allowance as set forth in the applicable Annual Maintenance Allowance Schedule has been exceeded, the provisions of Article 14 and Clause 16.9 shall, without prejudice to other terms and conditions of this Agreement, be applicable.

5.7.	Drydocking Due to Contractor Breach.

(i)	Unauthorized Drydocking.	a drydocking of the FPSO or
repair work on the FPSO which requires removal of the FPSO from the FPSO Site must take place (“Offsite Repair Work”), the following provisions shall apply, concerning O&M Compensation and drydocking and repair costs and expenses :

(a)	Owner/Contractor Breach; Classification Society or Government Requirement. If any such drydocking or Offsite Repair Work is required due to (I) breach or failure of any of the obligations, representations or warranties of either of Owner under the Charter or Contractor under this Agreement, (II) requirement or recommendation of the Classification Society, or (III) requirement or order of any Government body or authority (which, in the case of both sub-clauses (II) and (III) of this Clause 5.7(i)(a), is not due to any event contemplated in Clauses 5.7(i)(b) or 5.7(i)(c) below), then subject to any remaining unused Annual Maintenance Allowance (during which O&M Compensation is payable), O&M Compensation shall cease to be payable to Contractor from the time of commencement of the Shutdown Period, as such Shutdown Period commencement may be extended by any such unused Annual Maintenance Allowance.

(b)	Company’s Primary Fault. If any such drydocking or Offsite Repair Work is required for any reason primarily caused by a breach of this Agreement by any of Company Group, Company shall continue to pay the O&M Compensation during any such drydocking or Offsite Repair Work.

(c)	Force Majeure Event. If any such drydocking or Offsite Repair Work is required due to any Force Majeure event, without any such drydocking or Offsite Repair Work being primarily caused by the existence of any pre-existing defects in or outstanding repairs needed to the FPSO or its equipment (as determined by an independent surveyor acceptable to both Contractor and Company) in breach of Charterer’s obligations and warranties under the Charter or Contractor’s duties and obligations under this Agreement, Company shall pay the Force Majeure rates set forth in Clause 32.2 of this Agreement until the FPSO has been returned to the FPSO Site and Full Flow Rates have resumed.

(d)	Costs and Expenses.

(1) In the case of any unscheduled drydocking or Offsite Repair Work all costs and expenses related to such unscheduled drydocking or Offsite Repair Work (collectively, “FPSO Drydocking Costs”) shall be paid and borne by the Parties in the manner set forth in sub-clause (d)(2) below. The FPSO Drydocking Costs include: the costs and expenses of (A) shutting down all systems on the FPSO and disconnecting the FPSO from the Riser Facilities and unhooking the FPSO and its turret from the Mooring System at the FPSO Site, (B) transporting the FPSO from the FPSO Site and subsequently returning it to the FPSO Site from the drydocking or repair location, (C) the drydocking, upgrades and repairs, capital improvements or maintenance required and (D) all costs and expenses of returning the FPSO to the FPSO Site and having it reclassified by the Classification Society and of reconnecting the FPSO and its turret to the Mooring System and Riser Facilities at the FPSO Site after such drydocking or Offsite Repair Work.

(2) All FPSO Drydocking Costs in sub-clause (d)(1) shall be borne and paid as follows: (A) by Contractor, in the case of any event under either Clause 5.7(i)(a) or Clause 5.7(i)(c) above; and (B) by Company in the case of an event under Clause 5.7(i)(b) above.

(ii)	Excessive Drydocking - Company Cancellation Rights; Company’s Costs.

(a)	Drydocking Due to Contractor Breach or Contractor’s Fault. After the FPSO has been in drydock or Offsite Repair Work is being performed, due to the reasons described in Clause 5.7(i)(a) or Clause 5.7(i)(b) above, for one hundred eighty (180) Days or more, Company shall have the right, upon giving three (3) Days prior written notice at any time after such one hundred-eightieth (180th) Day to terminate this Agreement. Upon any such termination, Contractor shall, without receiving any component of O&M Compensation (except as otherwise provided in Clause 5.7(iv) below), perform or cause to be performed and shall bear and pay all costs, risks and expenses of: (I) recovery of the Mooring System, (II) the release or discharge of Contractor or Subcontractor Personnel, and (III) towing and anchor handling vessel charges, import or export fees or duties and surveys of the FPSO; provided, however, that in the case of a termination by Company in any case where the drydocking or Offsite Repair Work was primarily due to reasons set forth in Clause 5.7(i)(b), Company shall pay Contractor any FPSO Drydocking Costs for work performed prior to the effective date of Company’s termination (but not subsequent to such date).

(b)	Drydocking Due to Force Majeure Event. If the unscheduled drydocking or Offsite Repair Work was due to reasons set out in Clause 5.7(i)(c) above, Contractor’s and Company’s termination rights and time periods pertaining to such termination rights set forth in Clauses 32.3 and 32.4 of this Agreement shall apply.

(c)	Company’s Costs and Expenses. Contractor shall not be liable for any of Company Group’s costs and expenses during any period after Shutdown under this Clause 5.7 except to the extent that Owner or Contractor uses the services of Company Group in undertaking Contractor’s responsibilities and obligations described in this Clause 5.7.

(iii)	No O&M Compensation until Completion of Post Drydocking FPSO Commissioning.

(a)	No O&M Compensation until FPSO Back at the FPSO Site. If the FPSO leaves the drydock or such off-FPSO Site facility where work on the FPSO was performed for reasons set forth in Clause 5.7(i)(a) above, and Company has not terminated this Agreement, Contractor shall not receive any O&M Compensation again until the FPSO: (I) has arrived on the FPSO Site in compliance with the Specifications, (II) is fully and safely moored in accordance with Attachment A of this Agreement in a position in accordance with such Attachment A and no further actions are required by Contractor to connect the FPSO to the Riser Facilities, (III) is classified with the FPSO Classification as required hereunder, and (IV) successfully re-performs the FPSO Commissioning (and all of the above is certified by the Classification Society confirming that the FPSO meets the requirements of (I), (II), (III) and (IV) above in this sub-clause (iii)). Furthermore, in the case of reasons under Clause 5.7(i)(a), the period of time commencing at the time Contractor recommences Crude Oil processing operations until the time when Full Flow Rates are resumed shall be considered Downtime for O&M Compensation purposes.

(b)	O&M Compensation in Other Cases. If drydocking or Offsite Repair Work is necessary due to reasons in Clause 5.7(i)(b) above, O&M Compensation shall continue to be paid. If such drydocking or Offsite Repair Work was necessary for reasons in Clause 5.7(i)(c) above, Company shall continue to pay the Force Majeure rate set out in Clause 32.2 until all events in (I), (II), (III) and (IV) above of sub-clause 5.7(iii)(a) have been completed and Full Flow Rates have been resumed.

(iv)	Company’s Termination Payments for Termination under Clause 5.7(ii). In the event Company terminates this Agreement pursuant to its termination rights in Clauses 5.7(ii)(a) and 5.7(ii)(b) above, the following termination payment provisions shall apply:

(a)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 5.7(i)(a) above, Company shall not be required to pay Demobilization Costs.

(b)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 5.7(i)(b) above, Company shall pay the Demobilization Costs.

(c)	In the case of termination where drydocking or Offsite Repair Work was due to events in Clause 5.7(i)(c) above, Company shall not be required to pay the Demobilization Costs.

5.8.	Inspections/Tests. Contractor shall arrange for the inspections and tests in respect of any O&M FPSO Work and Services, work under a Variation Order, and other work performed by Contractor Group, including in any drydock or repair yard or otherwise and any other inspections or tests to be carried out by Contractor Group. Company may, at its own cost and risk, attend these inspections and tests on the FPSO or elsewhere. Contractor shall give Company prior written notice (sufficient to allow Company Group Personnel to be present) of any inspection or test to be conducted and of any changes to the time of any inspection or test. If Company is properly given prior written notice and Company Group Personnel fail to be present at an inspection or test, Contractor may nevertheless conduct the particular inspection or test; provided however, the Classification Society must certify all inspections and tests which may affect Classification Society requirements have complied with the applicable Classification Society rules. Company’s failure to witness any inspection or test shall not relieve Contractor of any obligations hereunder.

5.9.	Company’s Inspection Rights. Company’s representatives may inspect any aspect of the Services, the O&M FPSO Work, work under a Variation Order or other work performed and materials at all times wherever such work is being performed or the materials are being stored, to ensure the work is being performed in accordance with the Specifications or a Variation Order.

5.10.	Company Notification. Company shall have the right to notify Contractor if the installation or utilization of equipment, materials, spare parts or maintenance work are defective or not in compliance with the applicable Variation Order, the Specifications or Classification Society requirements.

5.11.	Contractor to Remedy Defects. If the inspections and tests identify any matter in respect of which the FPSO does not comply with the applicable Variation Order, as to Specifications or Classification Society requirements in relation thereto, Contractor shall, at its sole cost and expense (which shall not be subject to reimbursement as a Reimbursable Cost or Time Rate or pursuant to the Fixed Fee), remedy the defect and submit it for further inspection or testing.

5.12.

Equipment Replacement. If any equipment or machinery or any component part thereof of either the FPSO or the Additional Equipment is damaged, defective or breaks at any time during the Term and such equipment, machinery or component part must be replaced, the costs of any replacement thereof shall, subject as hereinafter provided, be borne by the Company. In the case of replacement of equipment, machinery or any component part thereof which is covered by or subject to any manufacturer’s, supplier’s or vendor’s warranty or guarantee, Contractor shall use Best Efforts either (i) to recover from such manufacturer, supplier or vendor the costs (or part thereof) paid by Contractor for such damaged, defective or broken equipment or machinery, or (ii) to receive from such manufacturer, supplier or vendor replacement equipment or machinery that is not damaged, defective or broken. In the case of (i) above, all amounts recovered by Contractor shall be credited against corresponding amounts paid by Company for such damaged, defective or broken equipment or machinery and, in the case of (ii) above, all replacement equipment and machinery received from a manufacturer, supplier or vendor as aforesaid, shall be utilized by Contractor to replace the damaged, defective or broken equipment or machinery of the FPSO or the Additional Equipment (as the case may be), and Company shall have no obligation to pay for such replacement equipment or machinery as a Reimbursable Cost or otherwise.

5.13	FPSO Assistance. In the event that at any time during the Term,

(i)	as an agreed alternative to FPSO drydocking or Offsite Repair Work for which Contractor would otherwise be responsible under Clause 5.7(i)(a), the FPSO must be assisted at the FPSO Site by another vessel of any kind in order for the FPSO to remain at the FPSO Site conducting Commercial Operations; or

(ii)	the FPSO is assisted at the FPSO Site by another FPSO, at Contractor’s sole option, in order for the FPSO the FPSO to remain at the FPSO Site conducting Commercial Operations;

Company shall not be required to pay any costs or expenses of the assisting vessel by way of either increased O&M Compensation or by any other means. Nor shall Company be required to pay any costs or expenses of transporting such assisting vessel to the FPSO Site, mooring it or securing it to the FPSO or the Mooring System or for any other costs of operation while such assisting vessel is on and operating at the FPSO Site, except for the normal O&M Compensation agreed to in this Agreement. This Clause does not create any obligation on the part of Contractor to provide a replacement FPSO.

6.	INTENTIONALLY LEFT BLANK

7.	COMPANY OBLIGATIONS

7.1.	Company’s Instructions. The instructions of Company shall be consistent with the provisions of this Agreement. Such instructions shall be confirmed in writing by Company Representative prior to implementation.

7.2.	Consents and Approvals. Subject to the provisions of this Agreement regarding Contractor’s obligations to obtain and maintain certain consents, authorizations, approvals, permits and licenses, Company shall obtain and maintain such consents, authorizations, approvals, permits and licenses for which it is responsible pursuant to the terms of this Agreement, including those required under the PSC (“Government Approvals”), to enable Company to perform its obligations under this Agreement and Company shall save, indemnify, defend, protect and hold Contractor Group harmless from and against any cost, expense, Claim, demand or liability suffered or incurred by Contractor as a result of Company’s failure to comply with this Clause 7.2. Contractor agrees to provide all reasonable assistance and co-operation as may be required to assist Company in obtaining and maintaining the Government Approvals.

7.3.	Company Assistance. Company agrees to provide all reasonable assistance and co-operation as may be required to assist Contractor in obtaining and maintaining any consents, authorizations, approvals, licenses for which Contractor is responsible including visas or work permits for Contractor Group Personnel that Contractor may be required to obtain in Malaysia.

7.4.	Company Costs. Company shall, except as hereinafter provided, bear and pay for the following reasonable costs incurred by Contractor following the Delivery Date without limitation to Contractor’s right of reimbursement for Reimbursable Costs as set forth in Attachment B:

(i)	all costs associated with the repair of any damage or accident to the FPSO and Additional Equipment not payable by Contractor pursuant to the terms of this Agreement;

(ii)	all costs arising from corrosion in the FPSO’s cargo tanks and cargo lines unless due to the Gross Negligence or Willful Misconduct of any member of Contractor Group (in which case, such costs shall be the sole responsibility of Contractor);

(iii)	subject to a Variation Order, all costs of modifications or repairs of the FPSO after the Delivery Date required as a result of any change in the laws or regulations of Malaysia, or any change in the Classification Society’s requirements, or change in the FPSO’s flag or registry, in each case occurring after the Contract Date;

(iv)	all bunkers, fuel, lubricants and chemicals suitable for the FPSO’s requirements;

(v)	subject to the provisions of Clause 5.7 and Clause 5.13 and except as set forth therein, support vessels (including all support vessels required by the Master on disconnection from and reconnection of the FPSO to the Riser Facilities, during offloading or discharging operations, and during bad weather or emergencies of any kind);

(vi)	transportation of Contractor Group’s Personnel, Contractor Property and spare parts between the point of arrival in Malaysia (which shall be Labuan) and the FPSO; and

(vii)	facilities for the receipt and removal of slops and other oil residues from the FPSO, as well as all ship’s waste beyond the capacity of the FPSO’s incinerator (unless caused by the Gross Negligence or Willful Misconduct of any member of Contractor Group), when required by the Master.

7.5.	Company Supplied Items. Company undertakes to provide and/or pay for (as the case may be) all items referred to as being Company’s responsibility under Attachment B and as set forth elsewhere in this Charter.

7.6.	Company Guarantee.

8.	TITLE TO SPARE PARTS

8.1.	Company Property. Subject to Clause 8.3 hereto, all spare parts, stores and provisions provided by Contractor Group at its expense, if any, shall become Company Property when Contractor receives from Company the Reimbursable Costs, if any, associated with such spare parts, stores and provisions. Notwithstanding the foregoing, all spare parts and machinery or equipment when permanently installed on the FPSO shall, , become part of the FPSO and Owner Property, unless Company exercises the Option and Closing occurs or when installed on the Additional Equipment, shall become part of such Additional Equipment and shall become Company Property. Contractor shall keep accurate records of all spare parts and other equipment or material imported.

8.3.

Procedures on Termination. In the event the Charter terminates or is cancelled for any reason other than Company’s exercise of the Option in connection with the acquisition of the FPSO, Company shall not be required to take over, pay for, reimburse to or purchase from Contractor or any Subcontractor of Contractor any component of Contractor Property (including, without limitation, spare parts, tools, equipment, materials, moveable property and consumables onboard the FPSO or onshore) and whether or not purchased for Company’s account pursuant to the terms hereof. or Contractor shall, following the effective date of any termination or cancellation of this Agreement (except for termination for the reasons set out in Clauses 24.1 (i), 24.1 (ii) or 24.3), take over from and reimburse Company for all spare parts, tools, equipment, movable property and consumables onboard the FPSO and onshore which are owned by Company and which have been purchased or ordered by Contractor (or any Subcontractor) for use in connection with the Services and for which Contractor (or any Subcontractor) has received from Company Reimbursable Costs associated with the purchase of such spare parts, tools, equipment, materials, moveable property and/or consumables. Contractor shall, within ten (10) Business Days of any such termination or cancellation, reimburse to Company (in United States dollars) an amount equal to all Reimbursable Costs previously received by Contractor from

Company in connection with the purchase of such spare parts, tools, equipment, materials, moveable property and consumables, discounted by 10% per year or pro rata for part thereof) (discounted annually from the previous year’s calculated value) for each year or part thereof between the date of receipt by Contractor of the related Reimbursable Costs and the date of termination or cancellation of the Charter and this Agreement. In the event that this Agreement is terminated in accordance with Clause 24.1 (i), 24.1(ii) or 24.3 then Contractor shall not be required to reimburse Company for any such spare parts, tools, equipment, movable property and consumables onboard the FPSO and onshore which have been purchased or ordered by Contractor (or any Subcontractor) for use in connection with the services, and all such items shall be deemed to be part of the FPSO and Owner Property.

9.	USE OF THE FPSO

9.1.	Use. Contractor shall provide meals and accommodations for up to 10 of Company Group Personnel. Any additional Company Group Personnel shall be provided meals and accommodations based on the availability of space. Contractor shall be entitled to its Reimbursable Costs associated with this Clause, if any, such Reimbursable Costs are incurred by Contractor.

9.2.	Company’s Lay Up Rights. Company shall have the option of laying up the FPSO at an agreed safe port or place for all or any part of the Term, in which case the O&M Compensation (less all Rate Savings realized by Contractor) shall continue to be payable during any period of lay-up until Charterer terminates the Charter and this Agreement. If Company, having exercised such lay-up option, desires the FPSO again to be installed at the FPSO Site or other Company location, Contractor will, upon receipt of written notice from Company to such effect, immediately take steps to restore the FPSO to service as promptly as reasonably possible. This lay-up option granted to Company may be exercised one or more times during the Term.

9.3.	FPSO Relocation. Under the Charter, Charterer has the right to relocate the FPSO at any time to any other location within the territorial waters of Malaysia. Company agrees that Contractor shall be compensated for additional and reasonable actual and documented Reimbursable Costs and Time Rates (if any) of Contractor in the performance of the Services required to relocate the FPSO to the new location pursuant to the terms of this Agreement and Attachment B. During any relocation, Company shall continue to pay the O&M Compensation.

9.4.	Third Party Oil. Subject to the Variation Order provisions of Article 13, Company shall have the right to have the FPSO receive and process Crude Oil, water and gas and to store and offload Processed Oil produced by or belonging to Third Parties without any increase in the Fixed Fee; provided Company shall meet any additional Reimbursable Costs and Time Rates, if any are required, to receive, process, store, or offload such Third Party Crude Oil.

10.	TERM OF AGREEMENT

10.1.	Commencement Date/Term. This Agreement shall become effective as of the Contract Date. The Term of this Agreement shall commence as of the Delivery Date, and shall, as hereinafter provided, continue in effect thereafter throughout the Term until terminated in accordance with the termination provisions hereof, or as otherwise provided in this Agreement.

10.2.	Early Termination. With effect from the Delivery Date, the period of this Agreement shall be not less than the Primary Term except where this Agreement is cancelled or terminated earlier in accordance with the terms hereof.

10.3.	Renewal Options. This Agreement shall, at the sole option of Company by notice in writing to Contractor provided at least nine (9) months prior to the expiration of the then current Term, continue for one or more Secondary Terms of three (3) years each up to a maximum of fifteen (15) additional years beyond the Primary Term, unless otherwise earlier terminated in accordance with the provisions of this Agreement. Company’s failure to notify Contractor within the time period set forth above shall be deemed to be Company’s election not to extend this Agreement for a Secondary Term. In the event the term of the Charter is renewed or extended this Agreement shall be extended for the same period.

10.4.	Compensation. The compensation payable by Company to Contractor during the Term shall be as set out in this Agreement, including Attachment B, unless reduced or otherwise adjusted as contemplated by the terms of this Agreement.

10.5.	Extended Term. On expiration of the Primary Term and any Secondary Term, the applicable term then ending (whether the Primary Term or Secondary Term) shall be automatically extended for an additional period which period shall equal the number of Days of Shutdown recorded by the Parties during the respective term of this Agreement (i.e., during the Primary Term or Secondary Term in question); subject, however, to a maximum extended period of thirty (30) Days of Shutdown for the Primary Term and a maximum of ten (10) Days of Shutdown for each Secondary Term.

11.	RELATIONSHIP OF THE PARTIES

11.1.	Independent Contractor. In the performance of this Agreement, Contractor is and shall remain an independent contractor, maintaining complete and exclusive control over Contractor Group Personnel. Where Contractor is required to furnish Personnel, such Personnel shall at all times remain in the employment of Contractor or other members of Contractor Group. Without prejudice to Article 27, Contractor shall assume all responsibilities and obligations and shall save, indemnify, defend, protect and hold harmless Company Group from all losses, Claims or demands with regard to such Personnel that may be imposed by virtue of any applicable laws and regulations imposed by any authority having jurisdiction including, but not limited to visas, permits, wages, benefits or other amounts due to such Personnel provided always that nothing in this Clause shall limit or affect Contractor’s entitlement to receive approved Time Rates and Reimbursable Costs, pursuant to the provisions of Article 14.

11.2.	No Authority.

(i)	Nothing in this Agreement shall be construed to appoint or constitute one Party as a representative or agent of the other, and the Parties shall have no authority to commit or bind the other or any of its respective Affiliates. Nothing in this Agreement shall be construed to appoint or constitute one Party as a representative or agent of the other, and the Parties shall have no authority to commit or bind the other or any of their respective Affiliates.

(ii)	Company enters into this Agreement on its own behalf and for its own benefit. Accordingly, Contractor shall look only to Company for the performance of this Agreement (Company being in all respects fully responsible for such performance, except to the extent any operations or performance are being performed by the Owner under the Charter), and waives any and all rights to make or pursue any Claim against the Co-Venturers with respect to operations under this Agreement or the PSC.

11.3.	Control of FPSO. Subject to the provisions of Article 27, the Master shall be in charge of the FPSO and shall be responsible for, and have ultimate authority in relation to the safe operation of the FPSO, and the safety and discipline of all persons on board the FPSO.

11.4.	Compensation Adjustment/Change of Law. Subject to the provisions of Article 20.6 if after the Contract Date there are any changes in the laws and regulations of Malaysia or any change in the Classification Society requirements or any change in the FPSO’s flag or registry requirements with which Contractor is obligated to comply and which affects the cost of Contractor’s performance of its obligations under this Agreement, there shall, subject to the provisions of Article 13, be a corresponding adjustment (up or down) in the compensation payable to Contractor as Time Rates and/or the Reimbursable Costs, so that Contractor is in no better or worse financial position. Contractor shall promptly notify Company of any such change and provide documentation reasonably satisfactory to Company to evidence such change and the effect it may have on Contractor’s financial position (including its position with respect to Time Rates and any Reimbursable Costs ) in respect of this Agreement.

11.5.	Indemnity as to Contractor Personnel Wages. Contractor shall be responsible for and shall save, indemnify, defend, protect and hold Company Group harmless from any liability for payment of all wages, salaries, benefits and other remuneration and for payment of all taxes and contributions required by governmental authorities (including any political subdivision thereof) applicable to Contractor Group Personnel, including, without limitation, payment in compensation for an accident, injury or occupational disease. Nothing in this Clause shall limit or affect Contractors’ entitlement to receive approved Reimbursable Costs or Time Rates under this Agreement.

11.6.	Supervision and Control. Without prejudice to Article 27, the performance of the Services shall be always under the supervision and control of Contractor, provided that Company may inspect the performance of the Services from time to time and advise Contractor of any substandard performance. Company and the Government shall have access at all times to the FPSO and all places where the Services are being performed for the purpose of inspecting the performance of the Services. The inspection of any aspect of the performance of the Services, which does not interfere with the Services, shall not excuse Contractor from any obligation hereunder. The failure on the part of Company or others to inspect the Services, to witness, test, to discover defects or to fail to reject Services performed by Contractor that are not in accordance with this Agreement shall not relieve Contractor from liability or obligation under this Agreement.

11.7.	No Mineral or Hydrocarbon Deposit Rights. Contractor and any other members of Contractor Group, and their respective officers, directors, employees, agents, subcontractors, successors and assigns shall have no equitable, legal or other interests in any mineral and hydrocarbon deposits which are known or which might be discovered by Company. If any such Persons assert or attempt to establish or establish any interest in the mineral or hydrocarbon deposits, Contractor shall save, indemnify, defend, protect and hold harmless Company Group from and against all Claims, losses, damages and costs (including legal costs) resulting therefrom.

11.8.	No Exemption from Health, Safety and Environmental Laws. Contractor shall not, without the prior, express, written and clear consent of Company (which consent shall not be unreasonably withheld), apply to or petition, or enter into negotiations with, or agree with the Government or any Government representative for a variation of or exemption from laws and regulations concerning safety, health, pollution (air, water, noise) and environmental protection relating to this Agreement or the Services.

11.9.	Control of Crude Oil Production. At all times during the Term, Company, through Company Representative, shall have control of the direction of Crude Oil production from the Wells.

12.	REPRESENTATIONS AND WARRANTIES

12.1.	Contractor Fully Informed. By agreeing to perform the Services and by entering into this Agreement, Contractor represents and warrants that, as of the Contract Date, (i) it has fully acquainted itself with the information contained in this Agreement and the Attachments and knows of no reason why any physical or material aspects would interrupt or delay the diligent performance of its obligations in accordance with this Agreement; and (ii) it is fully acquainted with the nature of the duties it undertakes to perform in this Agreement and knows of no reason and anticipates no interruptions, whether by labor disputes or otherwise, which would prevent it from diligently performing its obligations in accordance with this Agreement.

12.2.	Other Representations and Undertakings of Contractor. Contractor represents, warrants, covenants and undertakes that the following is or will be (as appropriate) true and correct:

(i)	As of the Contract Date (unless otherwise stated below),

(a)	it is duly organized and validly existing under the laws of Malaysia;

(b)	it has the full power and authority to execute, deliver and perform its obligations under this Agreement and to enter into and carry out the transactions contemplated herein and, except for Permitted Encumbrances, there are no Encumbrances on, over or relating to the FPSO;

(c)	the execution, delivery and performance of this Agreement has been duly authorized, executed and delivered, this Agreement constitutes a valid and binding obligation of Contractor, enforceable according to its terms and such execution, delivery and performance is not in breach, conflict with or in contravention of applicable law, rule or regulation or court order or decree or of Contractor’s corporate organizational documents or any mortgage, indenture, agreement or undertaking to which Contractor is a party or by which it is bound or which otherwise affects or covers the FPSO, nor does such execution, delivery or performance require consents under any other agreement to which Contractor is party or is bound;

(d)	there are no Third Party rights that limit or restrict the ability of Contractor to perform its obligations under this Agreement (including the Services) and all permits, licenses, and other rights that are the obligation of Contractor in connection with this Agreement have been obtained;

(e)	there are no material actions, suits or proceedings pending, or to the knowledge of Contractor, threatened against or affecting it or the FPSO that would, if determined adversely thereto, impair the ability of Contractor to perform its obligations under this Agreement;

(f)	there are no petitions filed or threatened to be filed, orders entered or resolutions passed for the winding up, receivership, bankruptcy or reorganization of Contractor, Contractor has not made an assignment for the benefit of creditors, nor has a receiver or administrator been, about to be or threatened to be, appointed to its assets;

(g)	there are no defaults or events of default existing or potentially likely to exist by Contractor with regard to this Agreement;

(h)	there is no information known to Contractor which would cause the information disclosed by Contractor pursuant to this Agreement in any provided documents to be materially incorrect or misleading;

(i)	Contractor has and will have the necessary expertise and is ready and able to perform its obligations (including the Services) hereunder in accordance with the terms of this Agreement;

(j)	the use of the FPSO as contemplated hereunder will comply with all applicable safety, health and environmental laws and regulations; and

(k)	the Specifications, the O&M FPSO Work and the other Services to be performed by Contractor hereunder comply with all applicable safety, health and environmental laws and regulations.

(ii)	On the Delivery Date, Contractor will be deemed to have certified to the Company that:

(a) on the Delivery Date, the FPSO is (1) classed by the Classification Society in compliance with its FPSO

Classification and the Specifications, (2)

and (4) has a provisional FPSO Classification from the Classification Society;

(b) the FPSO has all required certificates of financial responsibility and other certificates concerning pollution required by applicable law; and

(c) all representations, warranties, covenants and undertakings set forth in Clause 12.2(i) are true and correct and will be performed, as appropriate, as of such Delivery Date.

(iii)	Prior to the Delivery Date and throughout the Term of this Agreement:

(a)	this Agreement, will remain, duly authorized, executed and delivered by Contractor and will constitute a valid and binding obligation of Contractor, enforceable against it in accordance with its terms;

(b)	except as otherwise permitted by this Agreement, Contractor agrees (by way of an undertaking and not by representation of fact) that it will not change its jurisdiction of incorporation or organization, merge or otherwise combine with another entity or transfer all or substantially all of its assets to another entity without Company’s prior written consent; provided however that notwithstanding anything to the contrary contained in this Agreement, Company shall not withhold consent to a proposed transfer or assignment of this Agreement, and any rights hereunder, by Contractor if: (1) such transfer or assignment is to an Affiliate of Contractor financially and technically capable of performing the Services and satisfactory to Company; (2) the Contractor Guarantee remains in full force and effect in accordance with its terms such that the guarantee of Contractor’s obligations under this Agreement in favor of Company is not adversely affected by such transfer or assignment; (3) the Company, Contractor and any acceptable Contractor Affiliate have executed a Novation Agreement satisfactory to Company, pursuant to the provisions of Article 25 of this Agreement, whereby such permitted transferee takes assignment and Novation of this Agreement and other relevant matters; and (4) following such assignment, Contractor and Contractor Affiliate shall remain Affiliates throughout the Term;

(c)	Contractor shall continue to have full power and authority to perform all of its obligations under this Agreement and to carry out all of the transactions contemplated by the terms of this Agreement.

12.3.	Company Representations and Warranties. Company represents and warrants that the following is and will be, as appropriate, true and correct:

(i)	As of the Contract Date:

(a)	it is a corporation duly organized and validly existing under the laws of The Bahamas with a branch office in Malaysia;

(b)	it has, the full power and authority to execute, deliver and perform its obligations under this Agreement and to enter into and carry out the transactions contemplated herein;

(c)	the execution, delivery and performance of this Agreement will not be in breach, conflict or contravention of applicable law, rule or regulation or court order or decree or Company’s Memorandum and Articles of Association, or any mortgage, indenture, agreement or undertaking to which Company is a party or by which it is bound, nor require the consents (that have not been obtained) under any other agreement to which Company is party or bound and this Agreement has, by proper corporate action, been duly authorized, executed and delivered by Company and all steps necessary have been taken to constitute this Agreement a valid and binding obligation of Company;

(d)	the Company Group is entitled to develop, produce and process Crude Oil, inject water and export Processed Oil from the FPSO Site by use of the FPSO;

(e)	there are no material actions, suits or proceedings pending, or to the knowledge of Company threatened, against or affecting it that would, if determined adversely thereto, substantially impair the ability of Company to perform its obligations under this Agreement;

(f)	subject to the provisions of the PSC, there are no Third Party rights that limit or restrict the ability of Company to perform its obligations under this Agreement and all permits, licenses, and other rights that are obligation of Company in connection with this Agreement have been or will be obtained;

(g)	there are no petitions filed or threatened to be filed, orders entered or resolutions passed for the winding up or bankruptcy of Company, Company has not made an assignment for the benefit of creditors, nor, to its knowledge, has a receiver or administrator been, about to be or threatened to be, appointed to its assets;

(h)	there are no material defaults or events of default by Company existing or potentially likely to exist with regard to this Agreement; and

(i)	there is no information known to Company which would cause the information disclosed by Company pursuant to this Agreement in any provided documents to be materially incorrect or misleading.

(ii)	On the Delivery Date, by taking delivery of use and possession of the FPSO, Company will be deemed to have restated and certified to Contractor that all of its representations and warranties in Clause 12.3(i) are true and correct.

13.	VARIATIONS

13.1.	Generally.

(i)	Variations in the Services or variations to the Specifications shall only be made in accordance with the provisions of this Article 13.

(ii)	Without limiting the foregoing and for illustrative purposes only, the following would be regarded as a variation in the Services or the Specifications, without prejudice to the provisions in this Article regarding Variation proposals:

(a)	the FPSO receives Crude Oil having characteristics different from those set forth in the Specifications which thereby affects the operability of the FPSO or necessitates re-engineering or equipment modifications; provided, that such change in Crude Oil is not caused by Contractor Group;

(b)	instructions are issued by Company which would result in a change to the Specifications; or

(c)	any change in applicable law, including any treaty, decree, regulation, or Classification Society requirement occurring after the Contract Date which has an adverse impact on either Party in connection with its performance of this Agreement; or

(d)	information or data for which Company is responsible under this Agreement is found to be inaccurate, inadequate, incomplete, or materially differs from actual conditions thereby giving rise to delay or cost consequences.

(iii)	Without limiting the foregoing and for illustrative purposes only the following would not be regarded as a variation in the Services or the Specifications:

(a)	activities or resources to the extent necessitated, in whole or in part, by the act, error, negligence or omission of Contractor Group; or

(b)	activities or resources to the extent necessitated, in whole or in part, by Contractor Group’s failure to comply with any provision of this Agreement.

13.2.	Company’s Request for Variation. Company may, at its sole discretion, at any time, and from time to time, request in writing a variation to the Services, the O&M FPSO Work or to the Specifications and Contractor shall (subject to this Article) implement said variation and said variation shall not in any way be construed as invalidating this Agreement or any ancillary document, but shall form part of the Services. However, Contractor shall not be obligated to proceed with any variation which would entail changes to the FPSO or the Services or the Specifications that are in Contractor’s reasonable opinion, outside the general intent of this Agreement, or would, in Contractor’s reasonable opinion, render the FPSO unsafe as determined by the Classification Society.

13.3.	Variation Proposal. If Contractor receives any document, request or instruction from Company or an event (other than as specified in Clause 13.1(iii)) occurs, either of which Contractor considers would constitute a variation to the Services, the O&M FPSO Work or the Specifications, it shall as soon as is reasonably practical advise Company as to the circumstances or happening of said occurrence. In that case, or if Company requests a variation with reasons therefor under Clause 13.2, Contractor shall issue a written variation proposal to Company providing:

(i)	a detailed technical narrative description of that which Contractor considers constitutes the variation with a full and precise list of impacts and interfaces; and

(ii)	a detailed calculation as to increase or decrease in O&M Compensation payable to Contractor required for performing the proposed variation.

13.4.	Contractor’s Variation Proposal; Variation Order. On receipt of a written variation proposal from Contractor, Company may accept or reject it in its reasonable discretion. If Company reasonably determines that a variation proposal constitutes a variation in the Services and accepts the variation proposal, Contractor shall issue a Variation Order for signature by both Parties incorporating the terms of the variation proposal. A Variation Order when so signed by both Parties shall be binding on both Parties, Contractor shall execute the change as provided by such Variation Order, and the subject matter of and Company’s performance under the Variation Order shall be governed by the provisions of this Agreement.

13.5.	Increase in Compensation. Any Variation Order under this Agreement that causes an increase in the Reimbursable Costs, the Time Rates or the Fixed Fee payable to Contractor pursuant to the applicable Annual Budget shall include such increase payable in accordance with any of the following, as Contractor and Company may in writing agree:

(i)	by payment of an agreed lump sum amount in advance; or

(ii)	by a change to the Reimbursable Costs, the Time Rates or the Fixed Fee; or

(iii)	failing agreement as to (i) or (ii), on the basis of actual documented costs	by payment
after satisfactory performance and completion of the Variation Order.

13.6.	Variation Order Costs. The basis for the costs referred to in Clause 13.5 includes all costs directly arising from performance of the applicable Variation Order; that is, Subcontractor costs, materials costs and Contractor’s reasonable overhead costs. If the Variation Order is performed by Contractor Personnel, then the cost referred to in Clause 13.5 above shall be limited to the actual additional wage costs incurred by Contractor and actual additional travel accommodation and subsistence charges directly arising from such Variation Order. Contractor shall, in accordance with Clause 13.3(ii), have presented Company with a detailed calculation that will be the budgetary cost basis of the applicable Variation Order.

13.7.	Implementation of Variation Order. Contractor shall not commence implementation of a variation with respect to the Specifications (other than in the instance of an emergency as determined in Contractor’s reasonable discretion to be notified immediately to Company in writing) until it has received a Variation Order signed by Company Representative in respect of such variation to the Specifications.

13.8.	Written Authorization. Contractor shall not invoice and Company will not be obliged to pay any compensation in respect of any variation which has not been authorized by Company by means of a written Variation Order signed by Company.

13.9.	Alteration and Installation of Additional Equipment. Company shall, prior to the Delivery Date, have the right to issue proposals for alterations to or installation of additional equipment on the FPSO, with the consent of Contractor which consent shall not be unreasonably withheld. Contractor may be invited by Company to tender for such alteration or installation work and if Contractor is awarded such work, Contractor and Company will enter into a separate written agreement to cover such alteration or installation. If such work is awarded to a Third Party, such work shall be performed in strict compliance with Contractor’s safety standards and shall be integrated into the systems onboard the FPSO in a manner reasonably requested by Contractor. If an alteration or installation of equipment on the FPSO increases the costs or time of Contractor’s performance of the Services, Contractor shall have the right to issue a Variation proposal under this Article 13 and the Parties shall endeavor to mutually agree upon a Variation Order or amendment of this Agreement to cover such increased costs.

13.10.	Company’s Right of Audit. Company shall be entitled to audit all payments for Variation Orders under which compensation is payable in accordance with Clause 13.5(ii) (expressly excluding the Fixed Fee aspect of such Variation Order) and Clause 13.5(iii). Company shall be entitled to perform such audit during and after the Term. Charterer’s right to audit will terminate two (2) years after the end of the Term.

13.11.	Variation Order Procedures and Formats. Company and Contractor agree, promptly after the Contract Date, to create and institute Variation Order procedures and formats, which will be agreed to by the Parties in writing.

14.	CONTRACTOR COMPENSATION

14.1.	Attachment B. Subject to the terms of this Agreement and to those of Attachment B to this Agreement, Company shall pay O&M Compensation to Contractor (as set forth in Attachment B), in the manner provided in this Article 14, and in Article 15 and Article 16 hereof. Reimbursable Costs and Time Rates shall begin to accrue as of the Ready for Risers Date, and the Fixed Fee shall, subject to the provisions of Clause 16.1(i)(b), begin to accrue as of the Successful Run Commencement Date.

14.2.	Fixed Fee Adjustment; Downtime; Shutdown. The Fixed Fee shall be subject to adjustment as follows:

(i)	Subject to the provisions of Part A, Section I.C.3.d of Attachment B, upon the expiration of each calendar quarter of the Term, Downtime shall be calculated in respect of each such quarter with reference to the operation of the FPSO during such relevant quarter. Subject to the provisions of Clause 14.2(xii) below, all unused and available Annual Maintenance Allowance hours as set forth in the applicable Annual

Maintenance Allowance Schedule for the contract year in which any Downtime occurs may be used by Contractor as a credit against each quarterly Downtime calculation, provided that Contractor notifies Company in writing whenever it intends to utilize the Annual Maintenance Allowance for such purpose. Based on the result of each such quarterly Downtime calculation, the compensation otherwise payable by Company to Contractor in respect of the Fixed Fee for each such calendar quarter shall be adjusted (up or down) by a percentage of such Fixed Fee as follows:

(ii)	Whenever a Downtime event occurs during a contract year of the Term outside of the Annual Maintenance Allowance as such Annual Maintenance Allowance is set forth in the applicable Annual Maintenance Allowance Schedule for such contract year, Quarterly Downtime Percentage shall be calculated as the sum of the actual hours (or part thereof) recorded in each calendar quarter during which there is Downtime as follows:

(a)	Daily Downtime (hours)	=	(Full Flow Rate – Actual Flow Rate)	x 24
	(hours)		Full Flow Rate

where

“Full Flow Rate” means the average of the oil production flow rate for the most recent three (3) Days where no Downtime has been recorded

and

“Actual Flow Rate” means the actual oil production flow rate recorded during the Day on which Downtime occurred.

(b)	Quarterly Downtime Percentage shall equal the sum of daily Downtime (hours), calculated as per (a) above during the quarter in question divided by the total number of hours for the quarter in question.

(c)	The above formula will also apply for any period of time following a Shutdown Period as the Wells are brought back on stream until Full Flow Rate has once more been achieved.

(iii)	Any time period during which water injection or gas compression is reduced, restricted or is not possible for any reason, and such reduction, restriction or failure causes Company (at its option) to reduce or restrict Crude Oil production, shall be counted as Downtime.

(iv)	[Intentionally Left Blank]

(v)	Without prejudice to the other provisions of this Clause 14.2, if the ability of the FPSO to offload Processed Oil shall be reduced or restricted, such inability to offload shall not be deemed to constitute Downtime hereunder except to the extent that such inability to offload shall reduce, restrict or suspend Crude Oil production flow to the FPSO.

(vi)	All Downtime shall be reported by the FPSO’s operation manager in the daily production report, which shall be co-signed by each of the Master and the Company Representative onboard the FPSO.

(vii)	If Company requires cessation of all or part of the Services in accordance with Clause 4.16 hereof, including those of Attachment F of this Agreement (Health, Safety and Environmental Obligations), and such cessation causes the reduction, restriction or suspension of Crude Oil production, such cessation shall count as Downtime.

(viii)	If Contractor is unable to compress associated gas and is forced to flare associated gas in excess of guidelines established by Petronas and such inability causes a cessation of production, the Shutdown provisions of this Agreement shall apply.

(ix)	All time required to resume Full Flow Rate after a Shutdown shall be considered Downtime and the Fixed Fee shall be reduced as set forth in the above formula.

(x)	Pursuant to the provisions of Clause 16.9, if Shutdown occurs at any time during any contract year of the Term for a period exceeding the unused Annual Maintenance Allowance for such contract year as set forth in the applicable Annual Maintenance Allowance Schedule for such year, plus three (3) consecutive Days, Clause 16.9 of this Agreement shall apply during such Shutdown Period.

(xi)	Notwithstanding anything to the contrary contained in this Clause 14.2 or elsewhere in this Agreement, if Gas Compression Testing has not been successfully completed, and the Gas Compression Run Time achieved, on or before the last Day of the Gas Compression Testing Period, the Downtime and Shutdown provisions of this Clause 14.2 shall immediately apply.

(xii)	Notwithstanding any other provision of this Agreement to the contrary, any Annual Maintenance Allowance for any contract year of the Term as set forth in the Annual Maintenance Allowance Schedule for such contract year utilized by Owner, under the Charter, or by Contractor, under this Agreement shall be deemed concurrently utilized by both Owner and Contractor, and in no event shall the Annual Maintenance Allowance exceed the total number of hours set forth in the Annual Maintenance Allowance Schedule for such contract year.

15.	REIMBURSABLE COSTS AND TIME RATES

Company shall reimburse Contractor in accordance with Clause 16.1(i) for documented and reasonable Reimbursable Costs, and for documented and reasonable Time Rates, in each case incurred by Contractor in accordance with the terms of this Agreement (including those of Attachment B).

16.	MANNER OF PAYMENT

16.1.	Procedures. O&M Compensation (including Accrued O&M Compensation), as specified in Article 14, Article 15 and this Article 16, shall be paid in the following manner:

(i)	(a) For the payment of the First Accrued Reimbursables incurred by Contractor from the First Reimbursables Accrual Date and thereafter throughout the First Reimbursables Accrual Period, Contractor shall, at the end of the month during which the Delivery Date occurs or, if the Ready for Hydrocarbons Date fails to occur within sixty (60) Days of the Fixed Fee Accrual Date, and such failure is the Sole Fault of Company, at the end of the calendar month during which the Early Payment Commencement Date occurs, prepare and send to Company an invoice for (1) the First Accrued Reimbursables incurred by Contractor during the First Reimbursables Accrual Period, and (2) the Reimbursables incurred by Contractor from the Delivery Date or the Early Payment Commencement Date (whichever Date occurs first), to and including the end of the month during which such Date occurs. Subject to the provisions of Clause 16.1(i)(c), for all other payments of Reimbursables to be paid by Company to Contractor for the Services to be performed each month following the month during which the Delivery Date or the Early Payment Commencement Date occurs, as applicable, Contractor shall, at the end of each such month (in the case of the Second Accrued Reimbursables at the end of the month during which the Successful Run Completion Date occurs), prepare and send to Company an invoice for the Reimbursables incurred by Contractor during such month.

(b) In the event that the Ready for Hydrocarbons Date occurs within a six (6) week period of the Ready for Commissioning Date, no Fixed Fee will accrue hereunder until the Successful Run Commencement Date. In the event the

Ready for Hydrocarbons Date fails to occur within six (6) weeks of the Ready for Commissioning Date, the Fixed Fee shall, as hereinafter provided, accrue and Company shall, subject to the provisions of Part A, Section I.C.3.d of Attachment B, be obligated to pay to Contractor the Accrued Fixed Fee pursuant to the following terms and conditions for each Day that the Ready for Hydrocarbons Date is delayed beyond the Day immediately preceding the Fixed Fee Accrual Date. In such event, for the payment of the Accrued Fixed Fee earned by Contractor from the Fixed Fee Accrual Date and thereafter throughout the Fixed Fee Accrual Period, Contractor shall, at the end of the calendar quarter during which the Delivery Date occurs or, if the Ready for Hydrocarbons Date fails to occur within sixty (60) Days of the Fixed Fee Accrual Date, and such failure is the Sole Fault of Company, at the end of the calendar quarter during which the Early Payment Commencement Date occurs, send to Company an invoice prepared in accordance with the terms of this Agreement, including Attachment B, for (1) the Accrued Fixed Fee earned by Contractor during the Fixed Fee Accrual Period (calculated by multiplying the number of Days constituting the Fixed Fee Accrual Period by the Daily Fixed Fee), and (2) the Fixed Fee, if any, earned by Contractor from the Delivery Date or the Early Payment Commencement Date (whichever Date occurs first) to and including the end of the calendar quarter during which such Date occurs. Notwithstanding the foregoing, the Fixed Fee shall not accrue and Company shall have no obligation to pay to Contractor any component of the Fixed Fee for the period from the Ready for Hydrocarbons Date to and including the Day immediately before the Successful Run Commencement Date. For all other payments of the Fixed Fee, if any, to be paid by Company to Contractor for the Services to be performed each calendar quarter during the Term following the calendar quarter during which the Delivery Date or the Early Payment Commencement Date, as applicable, occurs, Contractor shall, at the end of each such calendar quarter, prepare and send to Company an invoice for the amounts payable (or credits to the Fixed Fee due to Downtime reduction or Shutdown) by Company for such calendar quarter.

(c) On the Ready for Hydrocarbons Date, Company shall cease paying all O&M Compensation (including Accrued O&M Compensation) and shall, instead, commence accruing the Second Accrued Reimbursables only (and not the Fixed Fee) for each Day during the Second Reimbursables Accrual Period. Company shall thereafter only commence paying O&M Compensation and the previously accrued but unpaid Accrued O&M Compensation once more as of the Delivery Date.

(d) Following the Delivery Date, Company shall, subject to the terms of this Article 16, and subject further to the Downtime, Shutdown and other O&M Compensation reduction, offset and other provisions of this Agreement, continue to pay O&M Compensation, including First Accrued Reimbursables (if any remain unpaid), Second Accrued Reimbursables, and the Accrued Fixed Fee (if due Contractor hereunder and unpaid as of the Delivery Date), throughout the remainder of the Term, pursuant to the provisions of this Agreement.

(ii)	Subject to the provisions of Clause 16.8, Reimbursable Costs and Time Rates incurred by Contractor pursuant to the terms of this Agreement, including Attachment B, shall reflect a breakdown of the currencies in which such Reimbursable Costs and Time Rates were paid and Company shall, if permitted by applicable law and following Contractor’s delivery of the letter from Bank Negara Malaysia as required by the terms of Clause 3.4, repay Contractor in US dollar equivalent at the applicable exchange rate published by Malaysia Banking Berhad Kuala Lumpur, prevailing at the opening of business on the date the cost was incurred. Company shall pay only invoices supported by evidence verifying payment by Contractor of all items listed in such invoice within thirty-five (35) days of its receipt of same.

(iv)	Subject to Contractor securing all necessary approvals and furnishing documentary evidence to Company that Contractor is duly authorized by Bank Negara Malaysia in Kuala Lumpur to accept payment in United States dollars, all payments hereunder shall be made in immediately available freely transferable currency as provided for in Clause 16.8, without discount, setoff or deduction of any kind, except as expressly permitted by this Agreement, by inter bank transfer, free of bank charges, to such bank or financial institution as Contractor shall designate, in writing, for credit to the account of Contractor. Subject as hereinafter provided, Company shall pay Contractor’s invoices for the Services provided hereunder (pursuant to the terms hereof) within thirty-five (35) Days of Company’s receipt of each such invoice. Company shall have the right to withhold from payments to be made to Contractor all amounts that it in good faith disputes, provided that Company, no later than five (5) Days prior to withholding any amounts otherwise due Contractor, shall notify Contractor that it is disputing an invoice and shall give detailed reasons for its dispute.

(v)	Notwithstanding any other provision of this Clause 16.1 or any other provision of this Agreement to the contrary, in no event shall the payment provisions of this Clause 16.1 (or the payment provisions of any other Clause of this Agreement) require or obligate Company to pay to Contractor duplicate payments of First or Second Accrued Reimbursables, Accrued Fixed Fee, Reimbursables, Fixed Fee or any other amounts otherwise due Contractor by Company hereunder.

16.2.	Commencement and Cessation of O&M Compensation. O&M Compensation shall accrue and become payable in accordance with Clause 16.1, and O&M Compensation shall cease to be payable as of the Redelivery Date or upon the termination of this Agreement, as applicable except for O & M Compensation incurred or earned prior to such termination date or Redelivery Date that remains to be invoiced/paid. Any O&M Compensation paid in advance by Company representing compensation for a period beyond the Redelivery Date or date of termination shall be refunded by Contractor within thirty (30) days after the Redelivery Date or date of termination, as applicable.

16.3.	Failure to Pay. Without prejudice to Contractor’s rights under Clause 24.3, if Company fails to make payment of any undisputed amount owing within thirty-five (35) days of Company’s receipt of an uncontested invoice, then:

(i)	all money due to Contractor shall accrue interest, at the Agreed Interest Rate, from the due date of payment to the date of receipt by Contractor; and

(ii)	Contractor may at its absolute discretion suspend all or any part of the Services until payment has been made if such non-payment continues for thirty (30) continuous Days following written notice from Contractor to Company that payment of such undisputed amount is overdue. No right of suspension will arise in respect of non-payment or delayed payment of an amount to the extent that payment of the amount concerned is subject to a dispute. If Company fails to pay any such undisputed amount within such thirty (30) Day period following receipt of Contractor’s notice as aforesaid, Contractor may again give Company thirty (30) Days written notice to pay such undisputed amount. If Company still fails to pay same within such thirty (30) Day period, Contractor shall thereafter have the right to terminate this Agreement pursuant to the provisions of Clause 24.3(i), and pursue any remedies to which it is entitled under applicable law or this Agreement.

16.4.	No Payment Delays. Payment by Company shall not prejudice its rights in the future to dispute any part of any invoice including any invoice previously paid. In the instance of dispute over any part of an invoice, Company shall not delay payment of the undisputed part of the invoice.

16.5.	Invoice Disputes. Any unresolved dispute concerning an amount contained within an invoice shall be resolved between the Parties as set out in Article 37. Following resolution of the dispute or issuance of an arbitration award, any amount agreed or found to be payable by one Party to the other Party shall be paid within ten (10) Days after the date of such resolution or award (unless such award otherwise provides), together with interest thereon at the Agreed

Interest Rate calculated for the period between the final date of payment and the date the amount was initially due for payment; provided, however, if any delay is the justifiable result of the Party concerned failing to provide material information, interest will be payable from thirty (30) Days following receipt of such information.

16.6.	Contractor’s Invoices. All invoices submitted by Contractor shall:

(i)	refer to this Agreement and if applicable, Company’s purchase order number (which Company will furnish to Contractor);

(ii)	be submitted with sufficient documentation to support such invoices and permit verification by Company; and

(iii)	be submitted to and received by Company for the purposes of this Agreement at the address designated by Company in writing.

16.7.	Change in Payment Instructions. Should Contractor wish to change any bank or other financial institution to which payment is to be made, at least thirty (30) Days prior written notice shall be given to Company of the new bank or financial institution and account details where such payment is to be made.

16.8.	Payment Currency. The O&M Compensation and all other payments due under this Agreement are stated in United States dollars and in the event that Contractor is not authorized to accept United States dollars, or for any reason Contractor cannot for any period of time receive any such payment in United States dollars (by Government intervention or law, rule or regulation or otherwise), then payment shall be made in Malaysia Ringgits. For the purpose of converting US dollars to enable payment to be made in Malaysia Ringgit, the rate of exchange to be used shall be the average of the selling and buying rates of Telegraphic Transfer published in the opening of business rate sheet by Malayan Banking Berhad Kuala Lumpur on the due date for payment or the date the cost incurred in the case of Reimbursable Costs. If such Day falls on a Day where the rate is not available, the rate quoted immediately before such Day shall be used. During any Secondary Term, the exchange rate shall be the Malaysian Ringgit amount equal to the selling rate in Malaysia of the U.S. Dollar, as published in said business rate sheet on the due date, discounted by the lesser of (a) the average of the difference between the buying and selling rates at the date of exchange, or (b) the average of the difference between the buying and selling rates on December 1, 2004 as reported by Bank Negara.

16.9.	Excess Shutdown. Unless otherwise specifically agreed by Company in any Variation Order with Contractor, if during any contract year of the Term Shutdown occurs, and the Shutdown Period continues for a period exceeding three (3) consecutive Days and such Shutdown does not fall within the unused and available Annual Maintenance Allowance set forth in the applicable Annual Maintenance Allowance Schedule for such contract year, or is not due to any drydocking agreed in writing by Company, Company shall continue to pay to Contractor an amount equal to of the Reimbursables (due Contractor hereunder), but the Fixed Fee due Contractor hereunder shall be reduced pursuant to the provisions of Clause 14.2 for any such excessive Shutdown Period. Furthermore, the period of time commencing when Contractor recommences Crude Oil processing operations at the FPSO Site after a Shutdown until the time when Full Flow Rates are resumed shall be deemed Downtime and handled in the manner set forth in Clause 14.2(ix) of this Agreement.

16.10.	Adjustments. All adjustments or deductions due to Downtime, Shutdown or other causes as provided for in Clause 14.2 or elsewhere in this Agreement or Attachment B, shall be charged or credited by Contractor to Company on the invoice for the first calendar month which occurs following the calendar quarter in which the Downtime or Shutdown occurred. All such invoices shall state, in reasonable detail, the cause and duration of all such Downtime or Shutdown. Company may offset against any Fixed Fee due, (i) , any disputed amounts arising under this Article 16 (provided Company complies with the five (5) Day notice provision set forth in Clause 16.1(iv)), (ii) any Downtime, Shutdown or Force Majeure deductions under this Agreement and (iii) other reductions in O&M Compensation due or other amounts due from Contractor to Company under this Agreement and not paid by Contractor to Company within thirty (30) Days of their due date, unless such amounts due are already reflected as a discount on Contractor’s invoices.

16.11.	No Obligation. Notwithstanding any other provision hereof to the contrary, in no event shall Contractor be entitled to invoice Company, nor to receive from Company, any component of O&M Compensation (including Accrued O&M Compensation), and Company shall have no obligation or requirement to pay for any such component of O&M Compensation for the performance of the Services required of Contractor, which Services are performed by Owner pursuant to the terms of the Charter, and for which Owner receives compensation thereunder for the performance of such Services pursuant to the terms of the Charter.

17.	AUDIT

17.1.	Audit Rights. Contractor shall, and shall cause its Subcontractors and Affiliates (and the Subcontractors of such Affiliates) to, in connection with the performance of the Services, maintain books and records in accordance with generally accepted accounting principles of the appropriate jurisdiction applied on a consistent basis and shall retain such books and records for a period of not less than two (2) years following the expiration or termination of this Agreement. Company and its duly authorized representatives shall have access at all reasonable times to the books and records maintained by Contractor and its Affiliates, and the Subcontractors of both, relating to any reimbursable Services performed under this Agreement (including all books and records in any manner relating to Reimbursable Costs and Time Rates, including all Demobilization Costs, Bonus and Assessment calculations, and Variation Orders if performed under a cost plus basis, if paid by Company to Contractor pursuant to the terms hereof), plus all books and records relating in any manner to taxes, duties, fees and similar charges paid or reimbursed by Company on Contractor’s behalf), and shall have the right to audit such books and records at any reasonable time or times during the Term, and during such two (2) year period for the purpose of determining the correctness of the charges made to Company and of compliance with this Agreement. For the purposes of audit, Company shall have the right to examine, in Contractor’s offices, during business hours and for a reasonable length of time, books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts and memoranda insofar as they are pertinent to these audit rights or for verifying invoices in relation thereto and shall be entitled to copies (free of charge) of all such data, documentation and supporting information. Contractor shall reconcile its books and records in accordance with the results of any such audit, and Company or Contractor, as the case may be, shall promptly pay any adjustments necessary to give effect to such reconciliation.

17.2.	Survival of Audit. This Article shall survive expiration or termination of this Agreement for a period of two (2) years..

18.	LIENS

18.1.	No Liens. Except for Permitted Encumbrances and Company’s lien for any unperformed Contractor obligations, subject to the Lender’s rights in the QEL referenced in Clause 4.9 of the Charter, neither Company nor Contractor shall have the right, power or authority to create, incur, or permit to be imposed upon the FPSO any Encumbrance whatsoever.

18.2.	Payments. Contractor shall pay promptly all justified Claims or justified demands for labor, materials, supplies, facilities, tools and equipment arising or occurring from any of Contractor Group’s acts or omissions under this Agreement or otherwise and shall promptly remove immediately any lien, Encumbrance, arrest or detention or charge on the FPSO arising as a result of Contractor’s failure to so pay. Company may at its option discharge any such lien, charge, Encumbrance or Claim for which Contractor is liable under this Article, and provided that such costs or expenses are not recoverable as Reimbursable Costs, recover any costs and expenses thereby incurred from any monies due or which may become due to Contractor under this Agreement or in the event that no further monies become due, recover the same as a debt from Contractor. Company undertakes to give Contractor reasonable opportunity to discharge any such lien, charge, encumbrance or Claim before Company exercises its rights under this Clause.

18.3.	Liens Arising by Operation of Law. Certain liens or Encumbrances may attach to the FPSO from time to time by operation of law. If any action is taken to enforce any Encumbrance on the FPSO, Contractor shall immediately notify Company thereof and take such steps as are necessary to prevent any such action from adversely affecting Company’s rights under this Agreement. In the event that, without the prior written consent of Company, Contractor grants or suffers to exist an Encumbrance to attach to the FPSO and Contractor fails to remove such lien or Encumbrance within the time period set forth in Clause 24.2(xiii), then in addition to any other rights Company may have under this Agreement, Company may terminate this Agreement pursuant to the provisions of Clause 24.2(xiii), provided the termination conditions in such Clause are met whereupon Contractor shall immediately reimburse Company for any sums paid to Contractor and not earned and any other sums to which Company is entitled under this Agreement.

18.4.	Contractor Discharge of Encumbrances. Contractor shall promptly discharge any lien or Encumbrance, other than Permitted Encumbrances, arising by operation of law by, through, or under Contractor Group and that attaches to the FPSO and shall save, defend, protect, indemnify, and hold harmless Company Group from any Claims, liabilities, losses, or damages suffered or incurred by Company Group in relation to such liens or Encumbrances.

19.	HEALTH, SAFETY AND ENVIRONMENTAL OBLIGATIONS

19.1.	Contractor Representations and Warranties. By accepting and agreeing to perform the Services under this Agreement, Contractor represents that it is fully capable of performing the Services in compliance with and shall in all respects comply with the provisions of Attachment F to this Agreement and all applicable Malaysian and other relevant international, regional, national and local safety, health and environmental laws and regulations and good maritime operating practice and procedures as well as international accepted standards binding upon the FPSO or Contractor and any protocols, agreements, rules, codes or standards relevant to performance of the Services.

19.2.	Safe Work Environment. Contractor is responsible for providing and maintaining a safe and healthy work environment at the FPSO, for Contractor Group Personnel, Company Group Personnel and all Third Parties. All such people at the FPSO are required to comply with Contractor’s efforts to provide and maintain a safe and healthy work environment.

19.3.	Contractor’s Safety Program. Company is responsible for coordinating the work of Company Group Personnel with Contractor and advising such Persons that they must comply with Contractor’s safety program while at the FPSO.

19.4.	Helicopters/Marine Traffic. The Master may, during the Term, regulate the landing and taking off of helicopters and handling of launches and small boats employed by Company whilst alongside the FPSO and may defer offloading if he sees fit, in each case for safety purposes.

19.5.	HS&E Regulations and Procedures. Contractor shall provide (if it has not previously done so pursuant to an existing operating and maintenance agreement with Company) to Company a copy of Contractor’s written Health, Safety and Environmental (“HS&E”) general regulations and procedures which shall comply with all relevant laws of Malaysia and all applicable international conventions. Company shall review these HS&E general regulations and procedures and the Parties shall mutually agree in writing on a set of HS&E general regulations and procedures (“HS&E General

Regulations and Procedures”) that comply with the laws of Malaysia and Attachment F to this Agreement and are not in conflict with the rules and regulations promulgated by the country of the FPSO’s flag and registry, that will govern the FPSO, all Persons onboard and the performance and provision of the Services. Notwithstanding the foregoing, Contractor agrees to conduct operations in compliance with the following standards and in the event of conflicts between the following requirements, the strictest criteria shall apply: the International Safety Management (ISM) Code for Safe Operation of Ships and Pollution Prevention, effective July 1, 1998 and all subsequent amendments (and Contractor shall at all times be in possession of a valid Safety Management Certificate thereunder), the International Convention for the Prevention of Oil Pollution from Ships, 1973, as amended by the Protocol of 1978 relating thereto (MARPOL 73/78) including all amendments in force and/or expected to be in force during the Term; International Convention for the Safety of Life at Sea 1974, as modified by the Protocol of 1978, (SOLAS) and the Company provided Environmental Management Plan for the Field included in Attachment D to this Agreement.

19.6.	FPSO Terminal Operations Manual. Contractor shall abide by the FPSO Terminal Operations Manual agreed to in writing by Contractor and Company under this Agreement which shall apply to and govern the offloading of tankers at the FPSO (to be referred to herein as the “FPSO Terminal Operations Manual”).

19.7.	Contractor Compliance. Contractor shall comply with Contractor’s written HS&E regulations and procedures in accordance with Attachment F to this Agreement (approved in writing by Company under this Agreement).

20.	TAXES

20.1.	Taxes and Duties.

(i)	This Agreement has been entered into on the Contract Date under the current tax laws and regulations of Malaysia, including, but not limited to, turnover and services taxes, taxes on or deductible from payments, consumption taxes, business taxes and customs duties, the Malaysian Income Tax Act 1967, as amended, and taxes on gains or net income.

(ii)	Subject to the provisions of Clause 20.1(iii) and Clause 20.2 of this Agreement, Company shall be authorized to withhold taxes from the payments made under this Agreement in accordance with the laws, regulations and/or directives in force in Malaysia and all other appropriate jurisdictions from time to time.

(iii)	O&M Compensation and other payments described in this Agreement made by Company to Contractor are exclusive of any Malaysia services tax chargeable in Malaysia as of the Ready for Risers Date. Company shall following the receipt of evidence satisfactory to Company of Contractor’s payment of Malaysia services tax, paid in accordance with applicable law, reimburse Contractor, pursuant to the provisions of Article 16, for the documented cost of such Malaysia services tax incurred by Contractor or its Subcontractors in connection with the performance of the Services (which reimbursement shall not include any service charge or mark up or any interest, fine or penalty associated in any way with Contractor’s failure to make timely payment of such service tax).

(iv)	The O & M Compensation and other payments described in this Agreement further exclude: (a) taxes and related charges on services and supplies forming part of the Reimbursable Costs, and (b) subject to Clause 20.4(iii), all Malaysian customs duties for which Company is responsible in accordance with Clause 4.17. Company shall, following the receipt of evidence satisfactory to Company of Contractor’s payment of such taxes, duties, and related expenses, reimburse Contractor, pursuant to the provisions of Article 15, for the documented cost of such expenditures incurred by Contractor in connection with the performance of the Services.

20.2.	Statutory Exemptions. If Contractor claims to be exempted from any statutory withholding tax or deduction, it shall inform Company in writing and promptly provide any necessary documentation to support such exemptions, including a certificate of exemption or preferential tax treatment from the relevant taxing authority.

20.3.	Company’s Tax Indemnity.

20.4.	Contractor’s Tax Indemnities.

(i)	all sales, excise, storage, value added, consumption and use taxes, licenses, permit and registration fees, income, profit, excess profit, franchise, and personal property taxes;

(ii)	all employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or other) paid to employees of Contractor including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance and similar items; and

(iii)	in the event Contractor fails or refuses to comply with Company’s reasonable and lawful instructions in accordance with Clause 4.17, all customs duties applicable on the import into and export from Malaysia of Contractor Property, Contractor’s goods, equipment and materials, including any such items imported in Company’s name and which are on the prevailing “Master List of Materials and Equipment for Upstream Petroleum Operations Exempted from Customs Duties and Sales Taxes” (referred to below as the “Master Exemption List”).

20.4.1	Nothing in Clause 20.4 shall limit or affect Contractor’s entitlement to receive approved Reimbursable Costs or Time Rates under this Agreement.

20.5.	Certain Malaysian Tax and Customs Duties Requirements. In relation to the importation of Contractor’s equipment and materials into Malaysia:

(i)	Any goods, equipment or materials imported overland into Malaysia for performance of the Services shall be delivered under bond to the Company’s Supply Base.

(ii)	If Contractor’s goods, equipment or materials which fall within the Master Exemption List are to be imported in the name of Company by a route other than via the Supply Base, Contractor shall be required to move such equipment under bond to the Company’s Supply Base. Contractor shall obtain Company’s prior written approval and shall provide sufficient notice to Company for customs clearance.

(iii)	Importation of such goods, equipment and materials shall be made in the name of Contractor if Contractor has a warehouse at the Company’s Supply Base; otherwise, such imports shall be made in the name of Company.

(iv)	If any Contractor’s goods, equipment or materials which are not listed on the Master Exemption List will not be consumed in the performance of the Services, but will be utilized for a period of less than six (6) months, Contractor shall import such goods, equipment or materials on the basis of temporary import for re-export; and Company shall, if requested, provide reasonable assistance to enable Contractor to obtain such exemption, at Contractor’s expense.

(v)	Contractor shall be responsible for the preparation of all documents required by governmental authorities in connection with the import and export of Contractor’s goods, equipment and materials to and from Malaysia. Company agrees to use reasonable efforts to assist Contractor with respect to the documents and approvals required by Contractor under this sub-clause (v).

(vi)	Contractor shall be responsible for its goods, equipment and materials imported into Malaysia while such items are in Contractor’s custody. Contractor shall save, indemnify, defend, protect and hold harmless Company Group from and against any Claims, demands and causes of action which may arise as a result of damage to, shortages, or overages in inventory of such equipment.

(vii)	Upon termination of this Agreement, Contractor shall, subject to the provisions of Article 8, take immediate steps to remove such equipment from Malaysia (unless such goods, equipment or materials have been used, lawfully abandoned or consumed in the performance of the Services or lawfully transferred to Company). Unless Company agrees otherwise in writing, Contractor shall comply with all reasonable and lawful directions and procedures as required by Company to cause such equipment to be removed as aforesaid as expeditiously as possible.

(viii)	If any of Contractor’s goods, equipment or materials listed in the Master Exemption List and imported in Company’s name into Malaysia are to be sold, transferred, disposed of or otherwise dealt with prior to their removal from Malaysia, Contractor shall give prior notice to Company of its intention, and such action shall only be taken after prior written consent from Company. Company shall attempt to obtain the necessary approvals from the relevant governmental authorities for such action.

(a)	all sales, excise, storage, consumption and use taxes, licenses, permit and registration fees, income, profit, excess profit, franchise, and personal property taxes imposed or may be imposed on Company;

(b)	all employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or other) paid to employees of Company including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance and similar items; and

(c)	all customs duties which apply in Malaysia to the import into or export from Malaysia of Company Property and, subject to the requirements of Clause 4.17, all customs duties which apply in Malaysia to the import into or export from Malaysia of Contractor Property utilized exclusively in connection with the performance of the Services.

(xii)	Each Party shall give prompt notice to the other of all matters pertaining to non-payment, payment under protest, claims of immunity, or exemption from any taxes or duties, to the extent that such action or omission could impact on the tax position of the other Party.

20.6.	Tax Savings. Contractor agrees that any and all savings, exemptions or incentives obtained by Contractor with respect to income or corporate taxes or duties, imposts or other taxes of any kind (including, but not limited to, those set forth in Clause 20.1(i)) from or with respect to any applicable taxing jurisdiction or authority as a result of Owner’s, the Contractor’s, the Company’s and/or any co-venturer’s structuring (whether or not involving Subcontractors and/or Contractor) of the ownership, chartering or operation of the FPSO or the performance of the Services, shall be refunded to Company to the extent Contractor has been compensated by Company for such amounts.

21.	CONFLICTS OF INTEREST

21.1.	Commissions/Fees. No member of Contractor Group shall pay any commissions or fees or grant any rebates or other remuneration or gratuity to any member of Company Group. No member of Contractor Group shall grant any secret rebates, one to the other, nor pay any commissions or fees to the employees or officers of the other.

21.2.	Corrupt Payments. By accepting this Agreement and agreeing to perform the Services, Contractor warrants that neither it nor any member of Contractor Group has made, will make, or will permit to be made, with respect to the Services or other matters provided for under this Agreement, any offer, payment, promise to pay or authorization of the payment of any money, or any offer or gift, or give or promise to give or authorize the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any Malaysian or other Government political party, official, governmental department, agency or instrumentality thereof or any Government controlled entity or candidate for the purpose of: (i) influencing an official act or decision of that Person; (ii) inducing that Person to do or omit to do any act in violation of his, her or its lawful duty; or (iii) inducing that Person to use his, her or its influence within the Government to affect any Government decision or secure any improper advantage. Contractor further warrants that neither it nor any member of Contractor Group has made or will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other Person if Contractor or any member of Contractor Group knows, has a firm belief, or is aware that there is a high probability that the other Person would use such offer, payment, gift, promise or authorization for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Clause shall not include, among other things, Government action regarding the terms, award, amendment, or continuation of this Agreement. Contractor shall respond promptly, and in reasonable detail, to any notice from Company or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from Company.

21.3.	Claims. Contractor shall and hereby agrees to save, indemnify, defend, protect and hold harmless Company Group from and against all Claims in connection with the warranties and agreements contained in this Article.

22.	TITLE TO THE FPSO

The Parties acknowledge that Owner shall own and retain full legal title to the FPSO and Contractor shall have no beneficial interest in the FPSO. Accordingly, nothing herein contained shall be construed as creating a demise of the FPSO to Contractor.

23.	PARTY REPRESENTATIVES AND PERSONNEL

23.1.	Contractor Representative. Contractor shall nominate by notice to Company in writing one of its Personnel as Contractor Representative for the

purpose of overseeing the performance of the obligations of Contractor under this Agreement and who shall have full authority to resolve all day-to-day matters that arise between Company and Contractor. Company shall have the right to approve nominations for Contractor Representative before any such appointment is made by Contractor. Contractor shall not reassign Key Personnel under this Agreement without written consent of Company; which consent shall not be unreasonably withheld provided however, Company shall have the continuing right to make reasonable requests that Contractor remove or substitute any or all Personnel whose conduct or performance justifies removal or substitution, and on such request, Contractor shall make the requested substitutions at a time in line with normal crew change activities, unless safety considerations require earlier substitution. All costs of any such removal or substitution additional to costs that otherwise would have been incurred shall be paid by Contractor and shall not be considered a Reimbursable Cost or Time Rate for purposes hereof. Contractor shall at all times be responsible for and shall maintain strict discipline and good order among its personnel and among its Subcontractors personnel.

23.2.	Company Representative. Company shall nominate by notice to Contractor in writing one of its Personnel as Company Representative for the purpose of monitoring the performance of Contractor’s obligations under this Agreement and who shall have the full authority to resolve all day-to-day matters that arise between Company and Contractor. Company Representative shall at all times have access to the FPSO and Contractor Group’s offices and may inspect the Services or examine the records kept on the FPSO by Contractor Group. After the Delivery Date, Company’s “Field Superintendent” will be Company Representative and shall give all instructions of Company’s desired results for the operation of the FPSO; provided, the Contractor Representative of the FPSO shall maintain control of the FPSO at all times in order to provide these desired results in a safe and secure manner and in accordance with this Agreement.

24.	TERMINATION

24.1.	Termination by Company.

Without prejudice to Company’s other termination rights set forth in this Agreement:

(i)	Before the Delivery Date. Company may terminate this Agreement at any time prior to the Delivery Date by giving Contractor no less than ninety (90) Days prior written notice of termination, provided that the Charter is also terminated under its terms at the same time.

(ii)	After the Delivery Date and provided that the Charter is also terminated under its terms at the same time, Company may, by written notice to Contractor, terminate this Agreement at any time after the Delivery Date and before the expiration of the Primary Term or any Secondary Term; provided, if this Agreement is in the Primary Term, Company shall give Contractor at least six (6) months prior written notice and if this Agreement is in a Secondary Term, Company shall give Contractor at least three (3) months prior notice. If either of such events occurs, the termination date of this Agreement shall be the Day six (6) months (if in the Primary Term) or three (3) months (if in the Secondary Term), as the case may be, after the Day on which Contractor receives Company’s notice of termination.

24.2.	Other Company Termination Rights. If:

(i)	Contractor is in breach of any of its material obligations under this Agreement and fails to resolve such breach to Company’s satisfaction pursuant to the procedures and within the time limits set forth in Clause 24.5;

(ii)	Contractor suspends payment of its debts or is unable to pay its debts as they become due, a petition is filed or an order is made or entered (and is not stayed within thirty (30) Days of service thereof) or a resolution is passed or an involuntary petition is filed or threatened to be filed for the winding up, receivership, bankruptcy or reorganization of Contractor, or Contractor makes an assignment for benefit of all or substantially all of its creditors, or a receiver or administrator is appointed to all or substantially all of its assets;

(iii)	Unless otherwise mutually agreed in writing by the Parties, Shutdown occurs and continues for a period of ninety (90) consecutive Days at any time during the Term, plus any unused hours of Annual Maintenance Allowance, as such hours are reflected on the Annual Maintenance Allowance Schedule (unused by Owner or Contractor) for the contract year or contract years in which such ninety (90) consecutive Days of Shutdown occurs;

(iv)	Subject to the provisions of Clause 24.1(iii) regarding the Option purchase right of Charterer, the Charter terminates for any reason, this Agreement shall also terminate, provided that in connection with any termination under this subclause (iv), Company shall be required to pay to Contractor Demobilization Costs if such termination of the Charter is for reasons which under the provisions of the Charter would require Charterer to pay Demobilization Costs (provided that Company shall never be required to make duplicate payments of such amounts);

(v)	Contractor makes any assignment prohibited by Clause 25.3 of this Agreement;

(vi)	Insurance required of Contractor under this Agreement is not obtained, properly maintained or lapses (provided, however, that, in the case of any insurance renewal, if Contractor demonstrates to Company’s reasonable satisfaction prior to any such renewal that insurance coverages in any specified amount or for any specified risk listed in Article 28 is not available in the marketplace or from Owner’s P&I Club at the time of any renewal, and Company and Contractor agree in writing to alternative amounts or coverages prior to any such renewal, then Contractor shall not be in breach under this Clause 24.2(vi), as long as no agreed insurance lapses or ceases to be in effect at any time);

(vii)	The legal status of Contractor terminates;

(viii)	Any representation or warranty of Contractor under this Agreement:

(a)	shall prove to be untrue, false or materially misleading when made or for the time covered; and

(b)	as a consequence shall materially and adversely affect Company’s rights or benefits under this Agreement; and

(c)	which Contractor has failed to remedy to Company’s satisfaction within thirty (30) Days after written notice from Company;

(ix)	The Contractor Guarantor:

(a)	suspends payment of its all or substantially all of debts or is generally unable to pay its debts in the ordinary course of its business;

(b)	passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within twenty-one (21) Days of service thereof on the Contractor Guarantor) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation or for the appointment of a receiver, trustee in bankruptcy or liquidator of its undertaking or assets; or

(c)	enters into any composition or scheme or arrangement with its creditors;

(x)	The Contractor Guarantee ceases to be in full force and effect before the expiry of its agreed term (as agreed in writing by Company) (unless, within ten (10) Business Days thereafter, a replacement Contractor Guarantee, by an entity and a form satisfactory to Company, is executed and delivered to Company in substitution for the original Contractor Guarantee);

(xi)	[Intentionally Left Blank];

(xii)	[Intentionally Left Blank];

(xiii)	Contractor permits or suffers to exist any Encumbrance or other consensual or non-consensual security interest in respect of the FPSO (other than a Permitted Encumbrance), and such encumbrance or other security interest interferes with Company’s operations at the FPSO Site or its other operations in the Kikeh Field and such Encumbrance or other security interest has not been removed by Contractor within forty (40) Days after written notice requesting its removal has been given by Company to Contractor; or

then and in such event:

Company, in addition to any other rights it may have under this Agreement, shall have the right to immediately terminate this Agreement on demand by giving Contractor fourteen (14) Days written notice at which time this Agreement shall terminate without further obligation on either Party except, for the Company’s accrued obligations hereunder incurred up to the termination date, including but not limited to O&M Compensation which has been earned but not paid (whether or not invoiced). Subject to any offset under this Agreement, Company shall, as of such termination date, be relieved of all further obligations under this Agreement.

24.3.	Contractor Termination Rights. If:

(i)	Company shall, for any reason, fail to make a payment due under this Agreement (other than disputed amounts) and such default continues after receipt by Company of Contractor’s ultimate written demand for payment given pursuant to the provisions of Clause 16.3(ii);

(ii)	Company is in breach of any other of its material obligations under this Agreement, and, such failure or breach continues for a period of thirty (30) Days after written notice has been received by Company and such breach or failure has not been remedied by Company within such thirty (30) Day period;

(iii)	Company generally suspends payments of its debts or is unable to pay its debts as they become due, a petition is filed or an order is made or entered (and not stayed within thirty (30) Days of Service) or an involuntary petition or an order is made or a resolution is passed for the winding up or bankruptcy of Company, or Company makes an assignment for benefit of creditors, or a receiver or administrator is appointed to its assets; or

(iv)	(a) Company Guarantor suffers or initiates any of the events outlined in Clause 24.2(ix) above with respect to Company Guarantor or its operations, or (b) the Company Guarantee ceases to be in full force and effect and is not replaced with a Company Guarantee satisfactory to Owner within the time period set forth in Clause 24.2(x);

then and in such event:

Contractor may, at its option, terminate this Agreement (a) in the case of Clause 24.3(i), upon seven (7) Days, (b) in the case of Clause 24.3(ii) or (iii), upon sixty (60) Days, and (c) in the case of Clause 24.3(iv), upon fourteen (14) Days prior written notice to Company. If this Agreement is terminated as aforesaid, Company shall remain liable to Contractor for all amounts owing, earned and unpaid under Article 16 (whether or not invoiced) less any credits or offset under Article 16 for all Services performed until the date of termination plus Contractors’ Demobilization Costs.

24.4.	Article 32 Termination. Contractor’s duties and Services under this Agreement may also be terminated by Company in accordance with the provisions of Clause 32.3, and by Contractor in accordance with the provisions of Clause 32.4.

24.5.	Contractor’s Material Breach - Procedures. In the event of Contractor’s material breach under Clause 24.2(i) above, Company shall notify Contractor in writing to cure such breach. Contractor shall then use Best Efforts to cure the breach within thirty (30) Days after it receives such written notice from Company. If it fails to either (i) cure such breach, or (ii) demonstrate to Company’s reasonable satisfaction, by delivering a detailed written proposal to Company, that it will be able to cure such breach within a reasonable period of time, Company may terminate this Agreement by giving Contractor a further fifteen (15) Days written notice, upon the expiration of which notice, this Agreement shall terminate

24.6.	Termination Procedures. In addition to the other provisions of this Agreement which apply to Redelivery on termination of the Charter, or Contractor’s duties and Services under this Agreement, the following shall be applicable:

(i)	Contractor shall conduct Redelivery of the FPSO, to Company or to Owner, as instructed by Company in writing, as soon as possible in accordance with Company’s instructions, and the terms of this Agreement. Redelivery shall be subject to the provisions of Article 3 hereof and those of Article 8.

(ii)	The FPSO’s logbooks shall, following the termination of this Agreement, remain onboard the FPSO. Company shall, following termination of this Agreement, have the right to make a photostatic copy of the logbooks covering the Term and the period prior thereto.

24.7.	Redelivery of FPSO. Contractor shall return the FPSO to the Owner, or as otherwise specified by Company, to Company, if Company has exercised the Option and Closing has occurred, as soon as possible and in accordance with Company’s instructions upon termination of the Charter and, subject to the provisions of Clause 24.1(iii), Contractor’s duties and Services under this Agreement. Termination of this Agreement by either Contractor or Company shall be without prejudice to the Parties’ rights under this Agreement accrued up to the termination date, including Contractor’s right to receive O&M Compensation payable under this Agreement pursuant to its terms less any credits or offsets under Article 16 for the Services performed until the date of termination.

24.8.	Demobilization Costs. On termination of this Agreement, unless it is a termination by Company pursuant to the provisions of Clause 5.7(ii)(a) (for reasons in Clause 5.7(i)(a) or Clause 5.7(i)(c), or Clause 24.2 (except for the requirements of Clause 24.2(iv)) or Article 29 or Article 30, Company shall pay to Contractor the Demobilization Costs (as permitted by Attachment B) which are associated directly with Contractor’s performance of the Services required to demobilize the FPSO. Demobilization shall be deemed to have occurred whenever the FPSO proceeds or is transported to an anchorage, berth or lay-up site for any period of time, standby or lay-up.

25.	ASSIGNMENT AND SUBCONTRACTING

25.1.	Company Assignment. Company may not assign its rights and obligations under this Agreement to any other Person except:

(i)	to an Affiliate of Company (in respect of which, at the time of the assignment, there is no intention or expectation that it will cease to be an Affiliate); or

(ii)	to any party other than an Affiliate of Company with the prior written consent of Contractor, which shall not be unreasonably withheld or unduly delayed.

Any assignment referred to in this Clause 25.1 shall be subject to the further condition that the Charter shall have been similarly assigned and that the assignee shall perform all the obligations of Company under this Agreement from the effective date of the assignment. Further, Company shall provide and keep in effect the Company Guarantee or shall cause equivalent security to be furnished with respect to the assignee’s obligations hereunder.

Notwithstanding any provision to the contrary contained in this Agreement, no prior consent shall be required in the event of a corporate merger or consolidation or sale of stock or other conveyance where the principal effect of such transaction is the change of control or corporate merger or consolidation of the ultimate owner of either Party with or into another Person provided that the resulting entity is of the same or better credit rating than Company, as determined by Standard and Poor’s Rating Services or by Moody’s Investor’s Services immediately after such merger or consolidation and such entity agrees to obtain and provide a guarantee in substantially similar format to that provided by Company.

25.2.	No Release of Prior Liability. Except with respect to an assignment to an Affiliate, with effect from the effective date of an assignment pursuant to Clause 25.1, Company shall be relieved from directly performing its obligations under this Agreement but no such assignment shall relieve Company from any liability of Company prior to the effective date of such assignment or any liability of Company Guarantor under the Company Guarantee.

25.3.	Assignment to Affiliate of Contractor. Except as otherwise provided below, Contractor shall have no right to assign any or all of its rights, obligation, duties or Services under this Agreement to any other Person; except that (i) Contractor may assign all of its rights and obligations hereunder to an Affiliate if the provisions of Clause 4.11 continue to be satisfied pursuant to its terms and the requirements of Clause 25.4 are satisfied in full. Any such assignment shall not relieve Contractor of its obligations hereunder except as may be otherwise provided in the Novation Agreement. Contractor shall be expressly entitled to assign all or part of its O&M Compensation and/or insurance proceeds under this Agreement to Owner’s lenders. Contractor shall have the right to subcontract its obligations in respect of parts of the Services and its obligations to reputable Subcontractors, and Contractor shall periodically provide to Company a current list of all Subcontractors. Any such assignment or subcontract shall not:

(i)	relieve Contractor or Contractor Guarantor of any of the obligations or liabilities under this Agreement;

(ii)	remove Contractor’s responsibility for the acts or omissions of any assignee or Subcontractor or other members of Contractor Group; nor

(iii)	require Company to pay any compensation whatsoever other than that payable in accordance with this Agreement.

25.4.	Novation Agreement.

(i)	In the event Contractor elects to assign all of its rights and obligations under this Agreement to an Affiliate, Company, Contractor and such Contractor Affiliate shall enter into a Novation Agreement (the form of which is appended hereto as Attachment I), which Novation Agreement shall, with respect to this Agreement and the Services to be assigned, set forth the parties rights and obligations thereunder with respect to such assignment but Contractor shall, if a substitute or equivalent guarantee acceptable in writing to Company is not provided by Contractor under the Novation Agreement, guarantee performance by any permitted assignee of all of Contractor’s obligations under this Agreement, which obligations shall continue to be supported by the Contractor Guarantee which shall remain in full force and effect.

(ii)	If any of the Services and this Agreement have been novated to an Affiliate in connection with a transfer as permitted hereby:

(a)	Contractor shall procure that no material right of the Company under any contract or subcontract for the Services or the O&M FPSO Work is waived; and

(b)	unless this Agreement has been terminated, Contractor shall procure that no contracts or subcontracts for the Services or O&M FPSO Work are, by reason of such novation, terminated.

25.5.	Company’s Right to Review Subcontracts. Without prejudice to the provisions of Attachment B hereto, prior to execution of a subcontract, Contractor shall, following the Contract Date, submit for Company’s review, comment and prior written approval such subcontract, in its final unredacted form, that Contractor proposes to enter into for the performance of any aspect of the Services.

25.6.	Breach of Agreement by Contractor or Subcontractor. No subcontract or breach or default of or by any Subcontractor or other member of Contractor Group shall relieve Contractor from any obligation under this Agreement, and Contractor shall be responsible for any act, neglect, or omission of any Subcontractor or other member of Contractor Group as though such act, neglect, or omission were that of Contractor under the provisions of this Agreement.

26.	PATENT INDEMNIFICATION

26.1.	Contractor’s Indemnification Obligations. Contractor shall save, indemnify, defend, protect and hold harmless Company Group from any Claims suffered or incurred by Company Group based on a claim that the FPSO, or any design or technology with respect thereto, or any item of equipment or part thereof furnished hereunder by Contractor Group (including all Contractor Property) or their use by Company infringes any intellectual property rights or patents of any Third Party. Company shall notify Contractor promptly in writing for the defense of same. Contractor shall pay all damages and costs awarded therein against Company and in addition shall reimburse Company for its legal costs and expenses incurred in connection with such claim. In case the FPSO, or any design or technology with respect thereto, or any item of equipment or any part thereof or their use by Company is held in such suit to constitute infringement or if Company is restrained by any court order from keeping or using the same, Contractor shall, at its own expense, either procure for Company the right to continue using the FPSO or said design, technology or equipment in the same manner as before, or replace the same with non-infringing components or equipment, or modify it so it becomes non-infringing, in both cases without diminishing the efficiency or effectiveness of the FPSO or other equipment.

26.2.	Company’s Indemnification Obligations.

26.3.	Intellectual Property Ownership and License. All intellectual property made discovered or developed solely by Contractor prior to, in course of, or by reason of, the performance of the Services for Company required by the terms of this Agreement shall be and remain the property and copyright of Contractor and is to be considered to be confidential information of Contractor (to which Article 35 will apply). Contractor shall grant and does hereby grant to Company and the Co-Venturers a worldwide, non-assignable, non-exclusive, royalty free, irrevocable and perpetual license to use such intellectual property for any of its operations under this Agreement.

26.4.	Improper Use. Notwithstanding the foregoing, neither Contractor nor Company shall have any liability to the other for any indemnification and hold harmless provisions hereunder with respect to any infringement claim based on use of the product or equipment in question either (i) with other equipment, products or software not within the Specifications; or (ii) in any manner inconsistent with the terms of this Agreement. .

27.	INDEMNITIES AND LIABILITIES

Under this Agreement, the indemnities and hold harmless provisions set forth in the Clauses of this Article 27 set out below shall apply to and bind the Parties.

27.1.	Indemnification.

27.14.	Indemnities Covered by Insurance.

Each Party agrees that it has and during the Term will maintain, and will cause each Subcontractor, to have and maintain adequate insurance to cover all of its indemnity obligations under this Agreement and all other contracts and agreements executed or contemplated in connection herewith.

27.15.	No Reimbursement. In no event shall any cost or expense of any member of the Contractor Group incurred in connection with any aspect of the Article 27 regarding Contractor’s indemnification obligations to Company, qualify for reimbursement hereunder as a Reimbursable Cost, a Time Rate, or any component of the Fixed Fee unless such cost or expense, reasonably construed, would qualify as a Reimbursable Cost in accordance with the principles set forth in Attachment B, Part A, Section B.

27.16.	Survival of Indemnification. This Article 27 shall survive termination of this Agreement.

28.	INSURANCE

28.1.	General.

Without limiting any of its obligations and responsibilities under this Agreement, including without limitation Article 27, with effect from the Contract Date (unless otherwise specifically provided in this Article 28), Contractor shall obtain and maintain, or cause to be obtained and maintained, in full force and effect, insurance with a financially sound and reputable insurance company or companies and a protection and indemnity club acceptable to Company on terms and conditions and with policy limits that are customary for owners and operators of an FPSO in similar circumstances and as provided hereafter, and shall comply with all requirements of the national, local and/or other governmental authority(ies) and/or appropriate and/or regulatory authority(ies) where the FPSO Work and the other Services are to be performed and the FPSO Site is located. All such insurance shall be primary and noncontributory and shall be exclusive of any existing valid and collectible insurance carried by Company Group for those risks and liabilities expressly assumed by Contractor under this Agreement. Reasonable deductibles are acceptable and shall be for the account of the responsible Party in accordance with this Agreement unless otherwise provided in the Charter. Contractor shall be entitled to assign all or any of its rights under the insurances to be obtained and maintained by Contractor, by way of security, to Owner or Contractor’s lenders.

28.2.	Policy Provisions with Respect to all Policies and Coverages.

(i)	30-Day Notice Provisions. All of the policies required to be obtained by Contractor shall contain thirty (30) Day notice provisions for material change or cancellation to be provided to Company by insurers (or, if insurers will not provide direct notice, such notice will be provided to Company by Contractor), except in respect of war and terrorism coverage where customary notice of cancellation provisions shall apply, and such policies shall have adequate territorial and navigation limits for the location of the FPSO Work and the other Services, including, without limitation, off-shore operations at the FPSO Site.

(ii)	Certificates of Insurance. Within twenty (20) days of the Contract Date, Contractor shall furnish to Company certificates of insurance coverage for the insurance the Contractor is obligated to provide under this Article 28 (except for those insurances Contractor is not required to obtain until a later date pursuant to the terms of this Article 28 which shall be provided by Contractor at such times), signed by an authorized representative of the broker or insurers evidencing the coverages, limits, endorsements and extensions required under this Agreement. Commencement or performance of FPSO O&M Work or Services without delivering such certificate of insurance shall not constitute a waiver of Contractor’s obligation to provide the required insurance. Company shall have the right to withhold payment of Contractor’s invoices for any payments under this Agreement until receipt of such certificates. Renewal certificates shall be obtained by Contractor as and when necessary and forwarded to Company as soon as they are available, but in any event within fourteen (14) Days prior to each renewal date. Contractor shall furnish the Company from time to time on request, and in any event at least annually, with copies of all insurance policies, cover notes and other documents evidencing the creation and renewal of the insurance required under this Agreement.

(iii)	Contractor’s or Subcontractor’s Insurance. Contractor shall ensure that any Subcontractor engaged by Owner or Contractor procures and maintains insurance consistent with but not overlapping with the insurance provided in this Article 28 (having regard to the nature of the work performed by Contractor or any such Subcontractor), together with such other insurance as may be required by law. Any deficiencies in the coverage or limits of their Subcontractors’ insurance and any and all deductibles shall be the sole responsibility of Contractor.

(iv)	Minimum Requirements. The limits specified in Clauses 28.3 and 28.4 are minimum requirements and shall not be construed as being a limitation of either liability or indemnity or as constituting acceptance by Company of responsibility for financial or other liabilities or indemnities in excess of such limits

(v)	Charterer’s Rights on Owner’s Failure to Provide Insurance. If Contractor fails or refuses to obtain any insurance required under this Article 28 or to provide Company with written evidence of insurance when required, Company shall have the right but not the obligation, to procure this insurance at Contractor’s expense (to the extent of additional insurance costs thereby arising), and any amounts paid by Company for this purpose shall immediately become due and payable by Contractor to Company.

(vi)	Notice of Claims. Contractor shall notify Company immediately upon receipt of any notice of claims, incidents or demands or of any situation which may give rise to such claims or demands being made under the insurance required under this Article 28. Written notice shall be given as soon as possible and not later than five (5) calendar Days after the Contractor becomes aware of the occurrence of any accident. For serious accidents (including but not limited to death or serious injuries) notice shall be given immediately after the Contractor becomes aware of the occurrence of any such accident and shall be confirmed in writing by Contractor.

(vii)	Assistance by Each Party. Each Party shall give to the other all reasonable assistance that may be required for the preparation and negotiation of insurance claims.

(viii)	Prevention of Loss or Damage. Contractor shall at all times take all necessary precautions to prevent loss or damage to the work performed in connection with the O&M FPSO Work, the other Services, the FPSO, or any part thereof, the Additional Equipment and other Company Property and Contractor shall not do anything or permit any of its Subcontractors and Contractor and Contractor Group to do anything whether on or off the FPSO Site which would or might render void or voidable any policy of insurance required under this Article 28.

28.3.	Insurances and Coverages

(i)	Intentionally Left Blank

(ii)	Intentionally Left Blank

(iii)	Required Coverages After Delivery Date. After the Delivery Date, all relevant insurance required of Contractor (and, where applicable, its Subcontractors and Contractor and its Subcontractors) under this Agreement shall also be endorsed to include the following:

(iv)	Additional Insured/Joint Entrant Provisions. All insurance required of Contractor and its Subcontractors under this Agreement shall also contain endorsements that insurers will have no rights of recovery or subrogation against Company in respect of claims which are the responsibility of Contractor under this Agreement. In addition, after the Delivery Date, with respect to Company interest in such insurance, Company shall be named as an additional insured and shall be entered as a joint entrant with respect to all protection and indemnity club coverage. Other than in respect of pollution after the Delivery Date, Company shall not be entitled to assert a claim against Contractor’s P&I Club insurance and other insurances with respect to liabilities and losses assumed by Company or as to which Company indemnifies Contractor under Article 27.

(v)	Marine Hull and Machinery Coverage. Contractor shall obtain and maintain Marine Hull and Machinery Insurance on the FPSO (and Additional Equipment) and on all other vessels and marine craft (whether navigable or not) and equipment, including but not limited to hull and machinery owned, leased, chartered or hired by Contractor, for no less than the replacement value of such vessels and marine craft insurance providing coverage against losses or damage by such perils and risks on “new for old” conditions, including war, strikes and confiscation cover. Such Marine Hull and Machinery Insurance coverage on the FPSO and Additional Equipment shall commence on and from the Contract Date.

(vi)	P&I Coverage.

From the Delivery Date. On and after the Delivery Date, Protection and Indemnity Insurance for the FPSO (including Additional Equipment) and all other Contractor owned, non-owned or hired waterborne craft/vessels including but not limited to crew (including Company’s Personnel on board which have been approved by insurers, unless Company is named as a joint entrant), Third Party liability, pollution, wreck, collision, tower’s liability, anchor handling liability and contractual liability arising from or in connection with the FPSO O&M Work and other Services under this Agreement to the standard scope and limits
of P&I cover and in the case of the FPSO cover for an FPSO entry up to	amount per

occurrence, (such amount is referred to as “Pollution Limit”). Contractor’s right to limit pollution liability by statute, convention, law or regulation shall be as set forth in Clause 27.5(i).

(vii)	General Liability and Umbrella Coverage.

(a)	From Delivery Date. General Liability/ Excess Liability on a per accident basis against claims for Third Party property damage (including loss of use arising therefrom) and personal injury (including bodily injury or death) relating to the FPSO, and as may be required and to the levels required by statute or similar regulation in countries where any such Services are to be performed, shall be obtained by
Contractor, subject always to a combined single limit of	for each accident with respect

to Third Party bodily injury and/or property damage (except to the extent this is satisfied by the Protection and Indemnity Insurance in which case this limit does not apply) Such General Liability/ Excess Liability coverage shall cover Company (to the extent of Owner and Contractor’s responsibility under the Charter and this Agreement), Owner, Contractor, and Owner and Contractor’s relevant Affiliates.

(b)	Additional General Liability Coverages. Such insurance in sub-clauses (a) of this Clause 28.3(vii) shall include coverage for: contractual liability; broad form property damage; independent contractors; products liability and completed operations liability; severability of interest; in rem; and personal injury; shall be subject to watercraft exclusion, provided that watercraft are not excluded under Contractor’s P&I coverage.

28.4.	Other Required Insurance Provisions, Limits and Coverages

All insurance required of Contractor under this Agreement shall include the following with limits not less than and coverage not inferior to those specified below, all acceptable to Company:

(i)	Workers’ Compensation/Employer’s Liability. Workers’ Compensation and Employer’s Liability Insurance (including but not limited to maritime liability coverage) or similar statutory social insurance as required by applicable law at the FPSO Site and all other sites where the Services will be performed or P & I coverage (in respect of employer’s liabilities to crew) providing coverage for all Contractor’s employees and agents engaged in accomplishing the Services. Contractor shall ensure that its Subcontractors maintain insurance for such purpose in respect of their employees. Such insurance shall be endorsed so that claims formulated by Owner Group’s Personnel against Charterer are treated as claims against Contractor and covered by such insurance. Such insurance may, with respect to, the FPSO crew be substituted by cover under Protection and Indemnity Insurance. All such insurance shall be endorsed so that claims by Contractor Group’s Personnel against Company are treated as claims against Contractor and covered by Contractor’s insurance.

(ii)	Automobile Coverage. At all times during the Term, Automobile Liability Insurance covering all owned, hired, leased, rented and non-owned automobiles and automotive equipment, used by Contractor Group in connection with the execution of the Services, as may be required and to the levels required by statute or similar regulation in countries where such Services are to be performed.

(iii)	Removal of Debris Coverage. From and after the Delivery Date, there shall be included under the Protection and Indemnity Insurance or the Marine Hull and Machinery Insurance or other insurance, a separate limit of of voluntary removal of debris coverage, which shall apply if Company reasonably determines that the wreck or debris from the FPSO interferes with Company’s current or expected operations or wreck or debris from the FPSO subjects Company to potential liability or damage.

(iv)	Other Insurance. Any other insurance which may be required by applicable law.

28.5.	Insurance Proceeds.

Subject always to any lender’s rights to receive assigned insurance proceeds in accordance with Clause 28.1, in the event of an actual or constructive total loss of the FPSO, Contractor shall pay to Company all insurance amounts due and owing to Company, if any, under this Agreement within fifteen (15) days after Contractor receives payment from insurers (under its coverage described in this Article 28) as a result of the risks referred to in this Article, if its insurers make such payment.

28.6.	No Duplication

In the event Owner obtains and/or maintains on Contractor’s behalf, any insurance Contractor is otherwise required to obtain and maintain pursuant to the terms of this Article 28, and the premiums Owner pays to obtain and/or maintain such insurance are recovered by Owner under the terms of the Charter as an Insurance Reimbursable or Pre-Payments (as said terms are defined in the Charter), the costs of such insurance and the premiums paid therefor shall not be recoverable by Contractor as a Reimbursable Cost under this Agreement.

28.7.	No Reimbursement

O&M Compensation due Contractor hereunder shall expressly exclude all costs and expenses (in their entirety) incurred by Contractor or by Owner, on Contractor’s behalf, in connection with obtaining and maintaining the FPSO Insurance Cover (required by the terms of this Article 28) from the Contract Date through the Day preceding the Delivery Date. From and after the Delivery Date and thereafter throughout the Term, the costs of Contractor’s procurement and maintenance of the FPSO Insurance Cover shall, subject to the terms of Article 15, be recoverable as a Reimbursable Cost pursuant to the terms of Attachment B.

29.	REQUISITION OR SEIZURE

29.1.	Government Action. In the event that the FPSO or title to the FPSO should be requisitioned for use or seized by the Government or any governmental authority on any basis (or the FPSO should be seized by any Person or governmental authority under circumstances which are equivalent to requisition of use or title), Company shall continue to pay full O&M Compensation for a period not exceeding sixty (60) Days after such requisition or seizure. If such requisition or seizure continues for a period longer than sixty (60) Days, all O&M Compensation and other payments due under this Agreement shall cease as of the sixty-first (61st) Day (except for any O&M Compensation due Contractor under this Agreement which has accrued but remains unpaid) and this Agreement shall terminate at such time without any notice from Company to Contractor and without payment of any Demobilization Costs by Company.

29.2.	Indemnification.

30.	ACTUAL OR CONSTRUCTIVE TOTAL LOSS

30.1.	Total Loss Termination. In the event of actual or constructive total loss of the FPSO occurring for any reason whatsoever at any time during the Term, this Agreement shall be deemed terminated as of such loss, but Company shall continue to pay full O&M Compensation if any is due under this Agreement for a period of sixty (60) Days after the date of said loss (or if the time of such loss is uncertain, then such loss shall be deemed to have occurred on the date the FPSO was last heard from). On the sixty-first (61st) Day after such loss, all O&M Compensation and other compensation due under this Agreement shall cease without any notice from Company to Contractor. After such loss, Contractor shall file and use Best Efforts to pursue all insurance claims it might have pursuant to any insurances it has on the FPSO. Should Contractor receive any insurance proceeds for the loss of the FPSO, Contractor shall promptly reimburse Company the amount of all O&M Compensation and other payments made by Company to Contractor after the date of such loss. Any amounts owing by Contractor to Company under this Clause 30.1 shall constitute a debt of Contractor to Company until same is paid in full. In the case of any termination under this Clause 30.1, the Demobilization Costs shall not be payable. No other payments shall be due from Company other than accrued but unpaid O&M Compensation to the date of such loss.

30.2.	Removal of Wreck and/or Debris. In the event that prior to the Delivery Date, during the Term or following termination of this Agreement, the FPSO suffers an actual, total or partial loss or becomes a total or constructive total loss (as defined in the terms and provisions of the insurance policies covering the FPSO) or the FPSO is damaged, Contractor shall remove or shall cause its Subcontractor to remove the FPSO wreck and/or debris if, and to the extent that, it is required to do so by applicable laws.

30.3.	Mitigation of Company’s Exposure. Contractor shall use Best Efforts to mitigate the exposure of Company in the event of a constructive total or partial loss of, or in the event of damage to, the FPSO or the Additional Equipment under this Article. Contractor shall reimburse to Company all amounts owing to Company under this Agreement, if any, in the event of such loss within fifteen (15) Days after Contractor receives payment from underwriters (under its insurance coverage described in Article 28 of this Agreement) of any such amount collected in connection with the Services and the constructive or total loss of the FPSO.

31.	RISK ZONE

31.1.

Dangerous Location. The FPSO shall not be required to continue to or remain in any place (including the Field or FPSO Site if applicable) nor be used for any service which will cause the FPSO to be within an area which is dangerous or hazardous to the FPSO, Master or crew on board the FPSO as reasonably determined by Contractor or the Master (“Risk Zone”), due to any

actual or threatened act of war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against the FPSO or its cargo by any Person whatsoever, revolution, civil war or civil commotion.

31.2.	Increase in Costs. If the FPSO is in, or brought in or ordered within a Risk Zone (even though the FPSO may already be at the Operating Area), and if the wages of the Master and/or officers and/or crew and/or the cost of provisions and/or stores for deck and/or engine room or other costs to provide the Services (including the cost of the FPSO Insurance Cover to be provided by Contractor pursuant to the requirements of Article 28), are increased by reason of or during the FPSO’s presence in a Risk Zone, Contractor shall notify Company of any such increase, and such increased amount, , will be added to O&M Compensation and paid by Company on production of Contractor’s invoice (and proper documentation) in accordance with Article 16. This Agreement shall terminate if the Charter is terminated in accordance with Clause 35.2 thereunder.

31.3.	Risk Zone Payments. Notwithstanding the provisions hereof concerning Downtime and Shutdown contained elsewhere in this Agreement, the O & M compensation shall continue to be payable during the FPSO’s presence in the Risk Zone and any transportation to a safe location until termination of this Agreement.

32.	FORCE MAJEURE

32.1.	Force Majeure. Subject to the provisions of Clause 32.2, neither Party shall be liable for any failure to perform any of its obligations under this Agreement (except for Company’s obligation to pay O&M Compensation as set forth in Clause 32.2 below, and any other payments owed Contractor by Company under this Agreement, and, in the case of Company, any payments or other amounts owed or to be credited by Contractor to Company), or for any delay in performing any such obligations to the extent that such failure arises due to an event of Force. To the extent that a Party is delayed in performing or unable to perform its obligations under this Agreement due to an event of Force Majeure, such inability shall not be deemed a breach of this Agreement; provided, however, such Force Majeure shall not relieve that Party of liability in the event of its failure to use due diligence to remedy the situation and remove the Force Majeure in an adequate manner and with all reasonable dispatch, nor shall such event of Force Majeure relieve a Party of liability unless it gives written notice of the full particulars of the same to the other Party as soon as reasonably possible after the occurrence relied on, and like notice shall be given upon termination of such Force Majeure conditions. Both Parties shall use their Best Efforts to reduce unnecessary costs associated with any event of Force Majeure.

32.2.

O&M Compensation During Force Majeure. Notwithstanding any other provisions to the contrary contained in this Agreement, during any event of Force Majeure occurring after the Ready for Risers Date and thereafter during the Term, O&M Compensation (less all Rate Savings realized by Contractor) shall continue to accrue and, following the Delivery Date or Early Payment

Commencement Date, the components of such O&M Compensation shall be paid to Contractor for the periods set forth below:

(i)	For the first thirty (30) consecutive Days of Force Majeure, Contractor shall receive from Company, one hundred percent of the O&M Compensation due Contractor hereunder (including the Fixed Fee due for such period);

(ii)	From and after the thirty-first (31st) consecutive Day of Force Majeure through the one hundred eightieth consecutive Day of Force Majeure, Contractor shall receive from Company, one hundred percent (100%) of Reimbursable Costs and Time Rates, and ninety percent (90%) of the Fixed Fee due Contractor hereunder;

(iii)	From and after the one hundred eighty-first (181st) consecutive Day of Force Majeure, Contractor shall receive
	from Company	of Reimbursable Costs and Time Rates, and

of the Fixed Fee due Contractor hereunder; and

(iv)	For all periods of Force Majeure under this Agreement, Contractor shall not be entitled to any Bonus, nor be liable for any Assessment, in each case calculated with respect to the Fixed Fee as set forth in Attachment B.

If any Force Majeure occurs during the period when any reduced Fixed Fee is in effect under the terms of this Agreement (other than this Clause 32.2), the percentages payable as above shall be deemed to be expressed as a percentage of such reduced Fixed Fee. Contractor shall reimburse to Company such amounts paid by Company to Contractor under this Clause 32.2 within thirty (30) Days after Contractor receives payment from underwriters with respect to such amounts (under the insurance coverage described in Article 28), if underwriters make such payment. Contractor agrees that for any Force Majeure period it will file and use Best Efforts to obtain insurance recoveries from its underwriters or club for all insured losses due to such Force Majeure event.

32.3.	Force Majeure Termination Rights. If any condition of Force Majeure continues for a period of ninety (90), or more, consecutive Days Company shall have the right to terminate this Agreement at any time after such ninetieth (90th) Day by providing Contractor with thirty (30) Days advance notice of such election to terminate. A termination of this Agreement under the provisions of this Clause 32.3 shall be subject to payment by Company to Contractor of the Demobilization Costs.

32.4.	Contractor’s Force Majeure Termination Right. If any condition of Force Majeure continues for a period of two hundred and forty (240), consecutive Days, or more, and Company has not terminated this Agreement hereunder,

Contractor may request in writing that the percentage of Fixed Fee payable to Contractor be increased from its then

current reduced rate of	(pursuant to Clause 32.2 above) to	with effect from the two hundred

and forty first (241st) Day of such Force Majeure event onwards. Company shall reply in writing within seven (7) Days after receipt of such notice from Contractor either accepting or rejecting such request. In the event Company rejects such request or fails to respond to such request within seven (7) Days after receipt of this request, Contractor may terminate this Agreement upon providing ten (10) Days’ prior written notice of termination to Company, and Company shall be required to pay Contractor the Demobilization Costs on termination as set forth in Clause 32.3. In the event Company accepts Contractor’s request, Company shall pay Contractor of the Fixed Fee from the two hundred and forty first (241st) Day of such Force Majeure onwards until the Force Majeure event ceases; provided, however, that Contractor may at any time after three hundred (300) consecutive Days of such Force Majeure elect to terminate this Agreement by notice to the Company, and shall be entitled to be paid the Demobilization Costs.

33.	HOST COUNTRY REQUIREMENTS

33.1.	Citizens of Malaysia. In addition to the terms, conditions and obligations contained within this Agreement (inclusive of the Attachments), the following shall apply:

(i)	Contractor shall and shall cause Contractor Group to make all reasonable efforts to employ and train citizens of Malaysia in connection with the Services. Contractor may employ citizens, lawful permanent residents or other lawful temporary residents, if in the opinion of Company and not contested by the appropriate ministry, no Malaysian citizens can be found with sufficient skill and technical qualifications. Contractor shall promptly provide to Company upon Company’s written request details on the personnel employed and their residence when employed.

(ii)	In the performance of the Services, Contractor shall and shall cause Contractor Group to give preference to goods and services that are produced in Malaysia or rendered by the citizens or lawful permanent residents or other lawful temporary residents of Malaysia, provided such goods and services are offered at equally advantageous conditions with regard to quality, price and immediate availability in quantities and to the specifications required.

(iii)	Contractor shall and shall cause Contractor Group to make positive efforts to maintain good relations with the public and the Government authorities of Malaysia during the whole course of performance of Services under this Agreement.

(iv)	In the procurement of facilities, supplies, and services required for the Services, Contractor shall use its Best Efforts to observe the following:

(a)	the enhancement of effective local (especially Bumiputra) participation in the Services and O&M FPSO Work;

(b)	the transfer of technology to local (especially Bumiputra) firms and companies with the objective of developing local technical and managerial capabilities; and

(c)	the need to minimize outflow of foreign exchange.

(v)	In pursuance of the provisions of subclause (iv) above, Contractor shall, unless otherwise approved in writing by Company, use Best Efforts to comply with the following:

(a)	give priority to locally-manufactured goods in the procurement of facilities, goods, materials, supplies, and services;

(b)	give priority to Malaysian suppliers or manufacturers for facilities, goods, materials, and supplies; and

(c)	give priority to services and research facilities, professional or otherwise, which are rendered by Malaysians or firms or companies incorporated or licensed in Malaysia,

in all cases provided that such goods or services are competitive in terms of price, quality, availability, terms and conditions of supply or service, and reliability.

34.	NOTICES

All notices by either Party to the other Party shall be in writing and shall be by personal delivery, registered letter or by facsimile.

If such notice is to Contractor, it shall be addressed to:

Malaysia International Shipping Corporation Berhad

Level 28, Melara Dayabumi,

Jalan Sultan Hishamuddin,

50050 Kuala Lumpur

with a copy to:

If such notice is to Company, it shall be addressed to:

Murphy Sabah Oil Co., Ltd.

Level 26, Tower 2, Petronas Twin Towers

Kuala Lumpur City Centre, 50088

Kuala Lumpur, Malaysia

Any notices provided for herein shall be deemed to have been given or delivered, unless otherwise expressly provided herein, at the time of receipt when delivered in person or by courier at the specified address of the other Party, as shown by personal messenger’s or courier’s delivery or tracking receipt. Time of receipt in this context shall be construed to be the following normal Business Day as at the location of the recipient if received after normal working hours in such location. Notices sent by registered letter shall be deemed delivered on the third (3rd) Business Day after the registered letter’s post mark. Notices sent by facsimile shall be deemed received at the time of receipt in a legible form if sent by facsimile addressed to the recipient at the facsimile number at which it is to receive facsimiles. Time of receipt in this context shall be construed to be the following normal Business Day at the location of the recipient if received after normal business hours in such location. Either Party may change its address or facsimile number for receiving notices by giving not less than fourteen (14) Days prior notice in writing to the other Party of such change.

35.	CONFIDENTIAL INFORMATION AND DATA

35.1.	Confidential Information and Data. Contractor acknowledges that all commercial and technical information and data and any other information and data reasonably understood to be of a confidential nature (whether written, verbal or in electronic form) obtained by Contractor Group, or disclosed to Contractor Group in the performance of the Services or otherwise under this Agreement from Company or Company Group and/or the Government is confidential information. Contractor warrants that Contractor Group shall hold such confidential information strictly confidential and shall not disclose such confidential information to anyone without the prior written consent of Company. Moreover, Contractor warrants that Contractor Group shall not in any manner use such confidential information in a manner injurious to Company or detrimental to the achievement of Company’s objectives. Subject to Clause 26.3, all data, logs, charts, drawings, tracings, documents, calculations, computer printouts and items of a similar nature, produced or developed from Company confidential information in connection with this Agreement shall be Company’s property, and shall be furnished to Company at any time at Company’s request and not later than Redelivery of the FPSO; and Company shall thereafter have the unrestricted right to use such items. The above confidentiality obligation shall not apply to confidential information that is provided or disclosed by Contractor to:

(i)	an Affiliate, provided such Affiliate agrees in writing to be bound by the provisions of this Article;

(ii)	the extent such confidential information is required to be furnished in compliance with any applicable laws, or pursuant to any legal proceedings or because of any order of any court or arbitration tribunal binding upon Contractor (but with prior notice to Company);

(iii)	outside professional consultants or contractors of Contractor provided that they agree in writing to keep the confidential information confidential and agree not to disclose the same or use it for any purpose other than that for which it was disclosed;

(iv)	a bank or other financial institution to the extent appropriate to Contractor’s financing arrangements provided that such bank or financial institution agrees in writing to keep the confidential information confidential and agrees in writing not to disclose the same or use it for any purpose other than that for which it was disclosed;

(v)	the extent confidential information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Contractor, or its Affiliates; or

(vi)	extent that any data or information which, through no fault of Contractor becomes a part of the public domain.

35.2.	Reciprocal Provisions. Company agrees to similarly hold and keep confidential all information and data owned by Contractor and Contractor Group pursuant to Clause 26.3. The rights and obligations of Contractor set out in Clause 35.1 with respect to all Company confidential information shall likewise be deemed to apply to Company with respect to Contractor confidential information as if incorporated, mutatis mutandis, in this Clause 35.2 for the benefit of Contractor Group.

35.3.	Press Releases; Announcements. Contractor shall ensure that no member of Contractor Group makes any press release or public announcement or publishes any information relating to the Services or this Agreement without the prior written authorization from Company; provided, however, Contractor shall not be prohibited from making any press release or public announcement if necessary to comply with the applicable laws, rules or requirements of any government or stock exchange having jurisdiction over Contractor or its Affiliates.

35.4.	Confidentiality Provisions Survival. This Article shall survive termination of this Agreement for any cause.

36.	ENGLISH LANGUAGE AND INTERPRETATION

36.1.	Communications. The English language shall be used throughout in communications, reports, correspondence and other documentation as transmitted between the Parties.

36.2.	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

36.3.	Singular/Plural. Reference to the singular includes a reference to the plural and vice versa.

36.4.	Gender. Reference to any gender includes a reference to all other genders.

37.	APPLICABLE LAW AND ARBITRATION

37.1.	Governing Law. This Agreement and all Attachments hereto shall be governed, construed and interpreted exclusively by the laws of Malaysia applying the general principles of international law, excluding any choice of law or conflicts of law rules that would require the application of the laws (other than the general principles of international law) of another jurisdiction.

37.2.	Dispute Resolution.

(i)	Subject to Clause 37.3, any dispute, controversy or Claim arising out of or in relation to or in connection with this Agreement and all Attachments, including without limitation any dispute as to the construction, validity, interpretation, enforceability, performance, expiry, termination or breach of this Agreement whether based on contract, tort or equity, shall be exclusively and finally settled by arbitration without the right to appeal in accordance with the UNCITRAL ARBITRATION RULES, currently in force as of the date of this Agreement, and with this Article 37. The appointing and administering authority shall be the Malaysian Regional Center of Arbitration (“RCA”). Either Party may submit such a dispute, controversy or claim to arbitration by notice to the other Party.

(ii)	The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within fifteen (15) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) Day period, the appointing authority for the implementation of such procedure shall be the RCA, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(iii)	Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(a)	The arbitration proceedings shall be held in Kuala Lumpur, Malaysia;

(b)	The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(c)	The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(d)	The arbitration proceedings shall be conducted under the UNCITRAL Rules, as amended from time to time (the “Uncitral Rules”), which Rules are deemed to be incorporated by reference into this Article 37;

(e)	Any procedural issues not determined under the UNCITRAL Rules shall be determined by the applicable laws of England, other than those laws which would refer the matter to another jurisdiction;

(f)	The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(g)	The decision of a majority of the arbitrators shall be: (i) reduced to writing; (ii) final and binding without the right of appeal; (iii) the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; and (iv) made and promptly paid in United States dollars free of any deduction or offset;

(h)	Any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(i)	Except as provided in Clause 27.8 special, incidental, indirect, consequential, exemplary or punitive damages (including loss of profit, loss of production, etc.) shall not be allowed;

(j)	The award shall include interest from the date determined by the arbitration award, and from the date of the award until paid in full, at the Agreed Interest Rate;

(k)	Judgment upon the award may be entered in any court having jurisdiction over the Person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(l)	The arbitration shall proceed in the absence of a Party who, after due documented and verified notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award; and

(m)	If the Parties or others who are bound to this or another similar agreement initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which should result in conflicting awards or obligations, then the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding.

37.3.	Small Disputes. For disputes where the total amount claimed by either Party does not exceed one hundred thousand United States dollars (U.S. $100,000) and in the case of any other dispute where the Parties so agree in writing, the arbitration shall be conducted in accordance with the Small Claims Procedure of the London Maritime Arbitration Association.

37.4.	No O&M Compensation. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any cost or expense of any member of the Contractor Group incurred in connection with any aspect of dispute resolution undertaken or conducted pursuant to the arbitration provisions of this Article 37 or otherwise, qualify for reimbursement hereunder as a Reimbursable Cost, a Time Rate, or any component of the Fixed Fee.

37.5.	Arbitration Provisions Survive. Article 37 shall survive termination of this Agreement for any cause.

38.	ENTIRE AGREEMENT

38.1.	Entirety. This Agreement together with its Attachments represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement or understanding between the Parties (whether oral or written) with respect to the matters set forth in this Agreement. In the event of any conflict between the provisions of this Agreement with the terms or provisions of any Attachment, the terms and provisions of this Agreement shall prevail and control.

38.2.	Failure to Perform. Whenever the same obligation is required to be performed under the provisions of both the Charter and this Agreement, performance of such obligation under either the Charter or this Agreement shall constitute a performance of the required obligation; provided, however, that it shall never be an excuse for failure to perform such obligation under either such contract that either Owner or Contractor was waiting for the other to perform under one or both such contacts. Any such failure to perform shall constitute a breach by the party required to perform such obligation under the provisions of the respective contract.

39.	SURVIVAL

The provision in certain Articles and Clauses that such Articles or Clauses shall survive termination of this Agreement shall not affect and shall be without prejudice to the validity of all other Articles and Clauses in the event of a dispute after termination of this Agreement.

40.	SUCCESSORS AND ASSIGNS

Subject to Article 25, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties. The change of control, merger,

reorganization, sale of stock or assets or other transaction affecting ownership, control or structure of Company and its Affiliates, whether by operation of law or otherwise, shall have no effect on this Agreement or the enforceability hereof.

41.	WAIVER; CUMULATIVE REMEDIES

41.1.	No Waiver. It is hereby expressly stated and agreed that no actions taken by or on behalf of Company in checking, verifying, reviewing, consenting to, approving, testing or inspecting the FPSO or any part thereof (hereinafter referred to as “Company Actions”) at any time shall in any way whatsoever have the effect or be construed as having the effect of waiving or modifying the duties, responsibilities, obligations or liabilities of Contractor Group to properly perform its obligations in accordance with the requirements of this Agreement, or at law, and Contractor shall not be entitled nor shall it seek to rely on Company Actions to excuse, mitigate or defend any failure(s) in performance on its part arising under this Agreement or at law.

41.2.	Waiver in Writing. Without prejudice to the provisions of Clause 41.1, none of the provisions in this Agreement shall be considered as waived by either Party unless a waiver is given in writing by such Party. No such waiver shall be a waiver of any past or future default, breach or modification of any of the other provisions of this Agreement unless expressly set forth in such written waiver.

41.3.	Powers Cumulative. Without prejudice to Clause 37.2, and except to the extent otherwise expressly provided in this Agreement, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise.

42.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of a provision of this Agreement under any law shall not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision or the remainder of this Agreement. Whenever a provision is held to be invalid or unenforceable, the Parties shall negotiate in good faith to adopt a replacement provision to carry out the Parties’ original intention to the extent permitted by applicable law.

43.	MODIFICATIONS

There shall be no modification of this Agreement except by written consent of both Parties.

44.	EXECUTION BY FACSIMILE AND/OR COUNTERPARTS

44.1.	Facsimile Signatures. The Parties agree that the signature of a Party to this Agreement transmitted by facsimile machine shall be accepted as an original signature. A Party shall promptly furnish an original signature page of this Agreement if requested by the other Party.

44.2.	Counterparts. The Parties further agree that this Agreement may be executed in duplicate original counterparts, and each such counterpart shall be deemed an original agreement for all purposes; provided neither Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

45.	RIGHTS OF THIRD PARTIES

This Agreement is in no way intended to, and does not confer or grant any rights to, any named or unnamed Third Parties, and any such rights granted to Third Parties under applicable law are hereby excluded except for (i) indemnity, defense and hold harmless rights specifically extended to Contractor Group or Company Group under the provisions of this Agreement and (ii) that Company shall have the benefit of all Subcontractor warranties and indemnities given to Contractor or otherwise in connection with the FPSO and the Services. No provision of this Agreement may be enforced by any Person not a signatory to this Agreement, unless such Person has signed a Novation Agreement agreeing to be bound by the provisions hereof or has taken an assignment and assumed the obligations of either Party hereunder pursuant to the provisions of Article 25.

46.	CROSS REFERENCES

Contractor hereby acknowledges and confirms that it has received a copy of the Charter.

47.	MISCELLANEOUS

47.1.	General Provisions. This Agreement shall be construed without regard to the identity of the person who drafted the various provisions hereof. Each provision of this Agreement shall be construed as though both Parties participated equally in its drafting. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement. The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

47.2.	General Survival. In order that the Parties may fully exercise their rights and perform their obligations arising under this Agreement, such provisions of this Agreement as are necessary to ensure such exercise or performance shall survive the completion or termination of this Agreement for any cause whatsoever.

47.3.	Waiver of Sovereign Immunity. Each Party hereby agrees that all of the transactions contemplated by this Agreement shall constitute commercial activities. To the extent that either Party may be entitled in any jurisdiction whatsoever to claim for itself or any of its agencies, instrumentalities, properties or assets, immunity, whether characterized as sovereign or a similar type of immunity, or as arising from an act of state or sovereignty, from suit, execution, set-off, attachment or other legal process of any nature whatsoever, it hereby expressly and irrevocably waives such immunity and hereby agrees not to claim or permit to be claimed on its behalf or on behalf of any of its agencies or instrumentalities any such immunity. Without limiting the generality of the foregoing, the Parties hereby expressly waive any right to claim sovereign or similar immunity under the laws of Malaysia, or any similar law in any other jurisdiction in the world.

48.	Lenders Rights

The Parties acknowledge that the QEL under the Charter will contain a reasonable acknowledgement of lenders rights to enforce their security if a default occurs under the Owner’s loan arrangements. Irrespective of anything else in this Agreement, each Party agrees that nothing in this Agreement will be construed to prevent Lenders from enforcing their security against the FPSO as mortgagees / assignees if a default occurs under the Owner’s loan arrangements and Lenders and Charterers do not agree upon a mutually acceptable way to proceed within 180 days.

49.	FTL

In the event Contractor’s Affiliate is a contractor or subcontractor for the supply of the Fluid Transfer Line and related services, then, notwithstanding anything to the contrary in this Agreement, any act or omission by such Contractor’s Affiliates or its subcontractors (“FTL Affiliate”) under such agreement shall not be considered an act, omission, or breach of Contractor or Contractor Group under this Agreement; provided always that Contractor shall not be entitled to rely upon this Clause in circumstances where the FTL Affiliate in performing its scope of work has acted improperly or in bad faith to disrupt or interrupt the Services under this Agreement.

[Signatures on following page.]

EXECUTED by the Parties in two originals by their respective duly authorized and empowered officers.

CONTRACTOR:	COMPANY:

MALAYSIA INTERNATIONAL SHIPPING CORPORATION BERHAD	MURPHY SABAH OIL CO., LTD.

By:	By:

Witness:	Witness:

By:	By: